EXECUTION COPY




                               $135,000,000


                             CREDIT AGREEMENT

                       Dated as of September 6, 2000

                                  Among

                             CAPTAIN D'S, INC.

                                as Borrower,
                                -- ---------

                 THE INITIAL LENDERS, INITIAL ISSUING BANK AND
                        SWING LINE BANK NAMED HEREIN

       as Initial Lenders, Initial Issuing Bank and Swing Line Bank,
       -- ------- -------- ------- ------- ----     ----- ---- -----

                           BANK OF AMERICA, N.A.

                          as Administrative Agent
                          -- -------------- -----

                                    and
                       BANC OF AMERICA SECURITIES LLC

                as Sole Lead Arranger and Sole Book Manager
                -- ---- ---- -------- --- ---- ---- -------


                      T A B L E   O F   C O N T E N T S

                                                                      Page
                                                                      ----

                 ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms......................................2
SECTION 1.02. Computation of Time Periods...............................27
SECTION 1.03. Accounting Terms..........................................27

       ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF

                                    CREDIT

SECTION 2.01. The Advances..............................................28
SECTION 2.02. Making the Advances.......................................30
SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters
                 of Credit..............................................32
SECTION 2.04. Repayment of Advances.....................................33
SECTION 2.05. Termination or Reduction of the Commitments...............35
SECTION 2.06. Prepayments...............................................35
SECTION 2.07. Interest..................................................37
SECTION 2.08. Fees......................................................38
SECTION 2.09. Conversion of Advances....................................39
SECTION 2.10. Increased Costs, Etc......................................39
SECTION 2.11. Payments and Computations.................................41
SECTION 2.12. Taxes.....................................................42
SECTION 2.13. Sharing of Payments, Etc..................................45
SECTION 2.14. Use of Proceeds and Issuance of Letters of Credit.........45
SECTION 2.15. Defaulting Lenders........................................46
SECTION 2.16. Replacement of Certain Lenders............................48

                      ARTICLE III CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to Initial Extension of Credit.......49
SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance.......56
SECTION 3.03. Determinations Under Section 3.01.........................57

                  ARTICLE IV REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower............57


                    ARTICLE V COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants.....................................64
SECTION 5.02. Negative Covenants........................................78
SECTION 5.03. Reporting Requirements....................................87
SECTION 5.04. Financial Covenants.......................................90

                        ARTICLE VI EVENTS OF DEFAULT

SECTION 6.01. Events of Default.........................................92
SECTION 6.02. Actions in Respect of the Letters of Credit upon Default..95

                    ARTICLE VII THE ADMINISTRATIVE AGENT

SECTION 7.01. Authorization and Action..................................95
SECTION 7.02. Agent's Reliance, Etc.....................................96
SECTION 7.03. Bank of America and Affiliates............................97
SECTION 7.04. Lender Party Credit Decision..............................97
SECTION 7.05. Indemnification...........................................97
SECTION 7.06. Successor Agents..........................................99

                        ARTICLE VIII MISCELLANEOUS

SECTION 8.01. Amendments, Etc..........................................100
SECTION 8.02. Notices, Etc.............................................101
SECTION 8.03. No Waiver; Remedies......................................101
SECTION 8.04. Costs, Expenses..........................................102
SECTION 8.05. Right of Set-off.........................................103
SECTION 8.06. Binding Effect...........................................104
SECTION 8.07. Assignments and Participations...........................104
SECTION 8.08. Execution in Counterparts................................107
SECTION 8.09. No Liability of the Issuing Bank.........................107
SECTION 8.10. Confidentiality..........................................107
SECTION 8.11. Jurisdiction, Etc........................................108
SECTION 8.12. Governing Law............................................108
SECTION 8.13. Waiver of Jury Trial.....................................108

SCHEDULES

Schedule I               --      Commitments and Applicable Lending Offices

Schedule II              --      Applicable Margin

Schedule 3.01(a)         --      Transaction Description


Schedule 3.01(e)         --      Disclosed Litigation

Schedule 3.01(g)         --      Third Party Consents and Approvals

Schedule 3.01(h)         --      Disclosed Liabilities

Schedule 3.01(k)(xii)    --      Florida Properties

Schedule 3.01(k)(xviii)  --      States in which Local Counsel are Located

Schedule 3.01(l)         --      Deeds

Schedule 3.01(m)         --      Fixture Filings

Schedule 4.01(b)         --      Subsidiaries

Schedule 4.01(m)         --      Plans, Multiemployer Plans and Welfare Plans

Schedule 4.01(v)         --      Environmental Lists

Schedule 4.01(aa)        --      Open Years

Schedule 4.01(gg)        --      Existing Debt

Schedule 4.01(hh)        --      Surviving Debt

Schedule 4.01(ii)        --      Owned Real Property

Schedule 4.01(jj)        --      Leased Real Property

Schedule 4.01(kk)        --      Investments

Schedule 5.01(n)         --      Mortgaged Properties of Captain D's
                                 Properties

Schedule 5.01(x)(i)      --      Mortgaged Properties of the Borrower and its
                                 Subsidiaries

Schedule 5.02(a)         --      Existing Liens

Schedule 5.02(b)         --      Restructuring Debt

EXHIBITS

Exhibit A-1              --      Form of Term B Note

Exhibit A-2              --      Form of Term C Note

Exhibit A-3              --      Form of Working Capital Note

Exhibit B                --      Form of Notice of Borrowing


Exhibit C                --      Form of Assignment and Acceptance

Exhibit D-1              --      Form of Security Agreement

Exhibit D-2              --      Forms of Pledge Agreement

Exhibit E                --      Form of Intellectual Property Security
                                 Agreement

Exhibit F                --      Form of Mortgage

Exhibit G                --      Form of Subsidiary Guaranty

Exhibit H-1              --      Form of Opinion of Borrower's Counsel

Exhibit H-2              --      Form of Opinion of Borrower's Special New
                                 York Counsel

Exhibit H-3              --      Form of Opinion of Special Delaware Counsel

Exhibit I                --      Form of Opinion of Special Intellectual
                                 Property Counsel to the Administrative Agent

Exhibit J                --      Form of Opinion of Local Counsel to
                                 Administrative Agent

Exhibit K                --      Form of Solvency Certificate

Exhibit L                --      Subordination Terms

Exhibit N                --      Form of Master Lease


                            CREDIT AGREEMENT

     CREDIT AGREEMENT dated as of September 6, 2000 among CAPTAIN D'S, INC., a Delaware corporation (the "Borrower"), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders (the "Initial Lenders"), BANK OF AMERICA, N.A. ("Bank of America"), as the initial issuing bank (in such capacity, the "Initial Issuing Bank"), Bank of America, as the swing line bank (in such capacity, the "Swing Line Bank"), BANK OF AMERICA, as administrative agent and collateral agent (together with any successor appointed pursuant to Article VII, the "Administrative Agent") for the Lender Parties (as hereinafter defined), and BANC OF AMERICA SECURITIES LLC ("BAS"), as sole lead arranger and sole book manager (in such capacity, the "Arranger") for the Lender Parties.

PRELIMINARY STATEMENT:

        (1) Shoney's, Inc., a Tennessee corporation ("Shoney's"), intends to consummate a restructuring (the "Restructuring") of its business and a refinancing (the "Refinancing") of substantially all of the Debt (as defined herein) of Shoney's and its subsidiaries.

        (2) As part of the initial Restructuring, there shall be two operating subsidiaries wholly-owned by Shoney's (the "Operating
Subsidiaries"). One Operating Subsidiary, the Borrower hereunder, will operate the Captain D's business and the second Operating Subsidiary (the "Commissary") will operate Shoney's food distribution operations.

        (3) Shoney's and/or its Subsidiaries intends to finance its operations through a separate $99 million real estate financing (the "Real Estate Financing"), a separate $40 million dollar revolving credit facility (the "Amended and Restated Senior Credit Facility") and a separate $10 million dollar senior bank financing that may be entered into by Shoney's (the "CB&T Financing"), in which case the amount of the Amended and Restated Senior Credit Facility will be reduced to $30 million. Shoney's further intends to finance the Commissary through a separate $30 million revolving credit facility (the "Commissary Financing"). The Restructuring, the Refinancing, the Real Estate Financing, the Amended and Restated Senior Credit Facility, the CB&T Financing, the Commissary Financing, the entering into and funding of the Facilities hereunder and all related transactions are hereinafter collectively referred to as the "Transaction".

        (4) The Borrower has requested that the Lender Parties lend to it up to $135,000,000 to finance in part the Restructuring and the Refinancing, and to pay transaction fees and expenses and that, from time to time, the Lender Parties lend to the Borrower to provide working capital and for other general corporate purposes of the Borrower and its Subsidiaries and issue Letters of Credit for the benefit of the Borrower. The Lender Parties have indicated their willingness to agree to lend such amounts on the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                               ARTICLE I

                    DEFINITIONS AND ACCOUNTING TERMS

        SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Account Credit Amount" has the meaning specified in Section 2.01(d).

        "Account Debit Amount" has the meaning specified in Section 2.01(d).

        "Adjusted EBITDA" means, for any period, the sum, determined on a Consolidated basis, of (a) net income (or net loss), plus (b) interest expense, plus (c) income tax expense, plus (d) depreciation expense, plus (e) amortization expense, plus (f) all non-cash losses and charges deducted in arriving at such net income, plus (g) other one-time non-recurring restructuring charges, litigation expenses and asset impairment charges not to exceed $4,000,000 in the aggregate for the Fiscal Year ended October 31, 1999 and $2,500,000 in the aggregate for the Fiscal Year ended October 31, 2000, less (h) all gains included in arriving at such net income, less (i) income tax benefits, in each case of the Borrower and its Subsidiaries, determined in accordance with GAAP for such period.

        "Administrative Agent" has the meaning specified in the recital of parties to this Agreement.

        "Administrative Agent's Account" means the account of the Administrative Agent maintained by the Administrative Agent with Bank of America at its office at 101 North Tryon Street, Independence Center, 15th Floor, Charlotte, NC 28255, ABA No. 053000196, Account No. 136621-2250600,
Attention: Corporate Credit Services, Ref: Captain D's.

        "Administrative Service Agreements" means, collectively, the administrative services agreements entered into from time to time regarding services to be provided by Shoney's to the Borrower and its Affiliates, including, without limitation, accounting, real estate, human resources and general and administrative services; provided that the total payments made in the first full Fiscal Year following the Closing Date (and a prorated portion prior thereto) may not exceed $9,500,000 and after such first full Fiscal Year, increasing by $500,000 (or a prorated portion for a partial year) each year thereafter.

        "Advance" means a Term B Advance, a Term C Advance, a Working Capital Advance, a Swing Line Advance or a Letter of Credit Advance.

        "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

        "Agreement" means this Credit Agreement.

        "Agreement Value" means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to:
(a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the "Master Agreement"), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole "Affected Party", and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

        "Amended and Restated Senior Credit Facility" has the meaning set forth in Preliminary Statement No. 3.

         "Applicable Lending Office" means, with respect to each Lender Party, such Lender Party's Domestic Lending Office in the case of a Prime Rate Advance and such Lender Party's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

        "Applicable Margin" means (x) in respect of the Working Capital Facility, (i) for the period from the Closing Date until delivery of the financial statements for the Fiscal Year ended October 29, 2000 pursuant to
Section 5.03(d), 2.75% per annum for Prime Rate Advances and 3.75% per annum for Eurodollar Rate Advances and (ii) thereafter a percentage per annum determined by reference to the Leverage Ratio as set forth on Schedule II hereto, (y) in respect of the Term B Facility, 3% per annum for Prime Rate Advances and 4% per annum for Eurodollar Rate Advances, and (z) in respect of the Term C Facility, 3% per annum for Prime Rate Advances and 4% per annum for Eurodollar Rate Advances, which percentages in the case of this clause
(z) shall be
increased by 50 basis points on January 1, 2001 and on the last day of each
calendar quarter thereafter.   The Applicable Margin for each Prime Rate
Advance shall be determined by reference to the Leverage Ratio in effect from time to time and the Applicable Margin for each Eurodollar Rate Advance shall be determined by reference to the Leverage Ratio in effect on the first day of each Interest Period for such Advance; provided, however, that (A) no change in the Applicable Margin shall be effective until five Business Days after the date on which the Administrative Agent receives financial statements pursuant to Section 5.03(c) or (d) and a certificate of the chief financial officer or principal financial officer of the Borrower demonstrating such Leverage Ratio, and (B) if the Borrower has not submitted to the Administrative Agent the information described in clause (A) of this proviso as and when required under Section 5.03(c) or (d), as the case may be, the Applicable Margin shall be at Level 1 as set forth on Schedule II for so long as such information has not been received by the Administrative Agent.

        "Appropriate Lender" means, at any time, with respect to (a) either of the Term or Working Capital Facilities, a Lender that has a commitment with respect to such Facility at such time, (b) the Letter of Credit Facility, (i) the Issuing Bank and (ii) if the other Working Capital Lenders have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Working Capital Lender and (c) the Swing Line Facility, the Swing Line Bank.

        "Approved Fund" means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

        "Arranger" has the meaning specified in the recital of parties to this Agreement.

        "Assigned Agreement" has the meaning specified in the Security
Agreement.

        "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C hereto.

        "Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

        "Bank Hedge Agreement" means any interest rate Hedge Agreement required or permitted under Article V that is entered into by and between the Borrower and any Hedge Bank.

        "Bank of America" has the meaning specified in the recital of parties to this Agreement.

        "BAS" has the meaning specified in the recital of parties to this Agreement.

        "Bills of Sale" means the bills of sale for the transfer of equipment from Shoney's and TPI to the Borrower in connection with the Restructuring.

        "Borrower" has the meaning specified in the recital of parties to this Agreement.

        "Borrower's Account" means the account of the Borrower maintained by the Borrower with Bank of America at its office at 101 North Tryon Street, Independence Center, 15th Floor, Charlotte, NC 28255, Account No.
1366212250600.

        "Borrowing" means a Term B Borrowing, a Term C Borrowing, a Working Capital Borrowing or a Swing Line Borrowing.

        "Business Day" means a day of the year on which banks are not required or authorized by law to close in Charlotte, North Carolina or New York, New York and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

        "Capital Expenditures" means, for any Person for any period, the sum of (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person, excluding any such expenditures made by the Borrower or any of its Subsidiaries with respect to intercompany transfers of assets or property in connection with the Restructuring, plus (without duplication) (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, expenditures made for assets of the type described in clause (a) of the immediately preceding sentence that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

        "Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

        "Captain D's Lease Program" means a program entered into by the Borrower and its Subsidiaries for the expansion of the Captain D's system.

        "Captain D's Properties" means Captain D's Properties, LLC, a limited liability company organized under the laws of the State of Delaware, which is a special purpose limited liability company.

        "Captain D's Realty" means Captain D's Realty, LLC, a limited liability company organized under the laws of the State of Delaware, which is a special purpose limited liability company.

        "Cash Equivalents" means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than one year from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that (i) is a Lender Party or a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c), (iii) is organized under the laws of the United States or any State thereof and (iv) has combined capital and surplus of at least $1 billion, (c) commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least "Prime-1" (or the then equivalent grade) by Moody's Investors Service, Inc. or "A-1" (or the then equivalent grade) by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or (d) any repurchase agreement entered into with either any Lender Party or any other commercial banking institution of the nature referred to in clause (b), secured by a fully perfected Lien in any obligation of the type described in any of clauses (a) through (c), having a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation thereunder of such Lender Party or other commercial banking institution.

        "Cash Management Account" has the meaning specified in Section
2.01(d).

        "Cash Management Documentation" has the meaning specified in Section 2.01(d).

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

        "CERCLIS" means the Comprehensive Environmental Response,
Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

        "Closing Date" means the date hereof.

        "Collateral" means all "Collateral" referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

        "Collateral Documents" means the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreement and the Mortgages and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

        "Collateral Grantor" means the Borrower and each Subsidiary
Guarantor.

        "Commissary" has the meaning set forth in Preliminary Statement No.
2.

        "Commissary Financing" has the meaning set forth in Preliminary Statement No. 3.

        "Commitment" means a Term B Commitment, a Term C Commitment, a Working Capital Commitment or a Letter of Credit Commitment.

        "Confidential Information" means information that the Borrower furnishes to the Administrative Agent or any Lender Party on a confidential basis, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by the Administrative Agent or any Lender Party of its obligations hereunder or that is or becomes available to the Administrative Agent or such Lender Party from a source other than the Borrower that is not, to the best of the Administrative Agent's or such Lender Party's knowledge, acting in violation of a confidentiality agreement with the Borrower.

        "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

        "Contingent Insurance Obligations" has the meaning specified in
Section 5.02(b)(vi).

        "Contingent Obligation" means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or
(c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain revolving credit or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

        "Conversion", "Convert" and "Converted" each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section
2.09 or 2.10.

        "Current Assets" of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

        "Current Liabilities" of any Person means (a) all Debt of such Person that by its terms is payable on demand or matures within one year after the date of creation (excluding any Debt renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders thereunder to extend credit during a period of more than one year from such date) and (b) all other items (including taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person.

        "Debentures" means those certain subordinated and unsecured debentures originally issued by TPI Enterprises, Inc. and subsequently assumed by Shoney's pursuant to the Indenture in the original principal amount of Fifty-One Million Five Hundred Sixty-Three Thousand Dollars ($51,563,000), which are designated 8.25% Convertible Subordinated Debentures due 2002.

        "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations of such Person, and
(j) all Debt referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

        "Deed" shall mean a warranty deed or, in the case of fixtures, a quit claim deed, in form sufficient under applicable law to convey to the Borrower or Captain D's Properties the fee simple title to the real property described in such Deed subject to the matters set forth therein and otherwise satisfactory to the Lender Parties.

        "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

        "Defaulted Advance" means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time which has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(e) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to
Section 2.01 or 2.02 on the same date as the Defaulted Advance so deemed made in part.

        "Defaulted Amount" means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to the Administrative Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Swing Line Bank pursuant to Section 2.02(b) to purchase a portion of a Swing Line Advance made by the Swing Line Bank, (b) the Issuing Bank pursuant to Section 2.03(c) to purchase a portion of a Letter of Credit Advance made by the Issuing Bank, (c) the Administrative Agent pursuant to Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (d) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and
(e) the Administrative Agent or the Issuing Bank pursuant to Section 7.05 to reimburse the Administrative Agent or the Issuing Bank for such Lender Party's ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or the Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to
Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

        "Defaulting Lender" means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

        "Default Termination Notice" has the meaning specified in Section
2.01(e).

        "Disclosed Litigation" has the meaning specified in Section 3.01(e).

        "Domestic Lending Office" means, with respect to any Lender Party, the office of such Lender Party specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify as its "Domestic Lending Office" to the Borrower and the Administrative Agent.

        "Domestic Subsidiary" means any Subsidiary other than a Foreign Subsidiary.

        "Eligible Assignee" means (a) with respect to the Working Capital Facility, (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $500,000,000, so long as such bank is acting through a branch or agency located in the United States; (vi) the central bank of any country that is a member of the OECD; (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $250,000,000; and (viii) any other Person approved by the Administrative Agent and, unless a Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approval not to be unreasonably withheld or delayed, (b) with respect to the Term Facilities,
(i) any Person that is an Eligible Assignee under clause (a) of this definition and (ii) any other Person that is a fund that regularly invests in loans similar to the Term Advances, and (c) with respect to the Letter of Credit Facility, a Person that is an Eligible Assignee under subclause (iii) or (v) of clause (a) of this definition and is approved by the Administrative Agent and, unless a Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

        "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

        "Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

        "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

        "Equipment" has the meaning specified in the Security Agreement.

        "Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

        "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

        "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of
Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under
Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

        "Eurocurrency Liabilities" has the meaning specified in Regulation
D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Eurodollar Lending Office" means, with respect to any Lender Party, the office of such Lender Party specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify as its "Eurodollar Lending Office" to the Borrower and the Administrative Agent.

        "Eurodollar Rate" means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates) by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

        "Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.07(a)(ii).

        "Eurodollar Rate Reserve Percentage" means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

        "Events of Default" has the meaning specified in Section 6.01.

        "Excess Cash Flow" means, for any period, the amount equal to the sum of (i) Consolidated net income (or loss) of the Borrower and its Subsidiaries for such period plus (ii) the aggregate amount of all non-cash charges deducted in arriving at such Consolidated net income (or loss) less (iii) the aggregate amount of all gains relating to any sale of assets added in arriving at such Consolidated net income (or loss) less (iv) the aggregate amount of all non-cash credits included in arriving at such Consolidated net income (or loss) less (v) the aggregate amount of cash Capital Expenditures made by the Borrower and its Subsidiaries during such period less (vi) the aggregate principal amount of all scheduled amortization payments in respect of Debt paid by the Borrower and its Subsidiaries during such period and the aggregate principal amount of all Debt optionally prepaid by the Borrower and its Subsidiaries during such period (with, in the case of revolving credit facilities, a corresponding reduction in the commitments under such revolving credit facilities) less (vii) proceeds from sales under the Captain D's Lease Program received during such period; provided such proceeds are reinvested in a new company unit that is in a similar line of business as the Borrower or any of its Subsidiaries within 12 months after the date of such sale less
(viii) any adjustments with respect to the Restructuring made to Consolidated net income (or loss) of the Borrower and its Subsidiaries during such period less (ix) any Extraordinary Receipt applied to the repayment of the Facilities pursuant to Section 2.06(b)(ii)(B) to the extent such Extraordinary Receipt was added in arriving at such Consolidated net income (or loss).

        "Existing Debt" has the meaning specified in Section 4.01(gg) hereof.

        "Extraordinary Receipt" means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments; provided, however, that an Extraordinary Receipt shall not include Net Cash Proceeds nor shall it include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (A) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of the Loan Documents, so long as such application is made within 12 months after the occurrence of such damage of loss or (B) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

        "Facility" means the Term B Facility, the Term C Facility, the Working Capital Facility, the Swing Line Facility or the Letter of Credit Facility
 .
        "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "Fiscal Year" means a fiscal year of the Borrower and its Subsidiaries ending on the last Sunday in October in any calendar year.

        "Foreign Subsidiary" means a Subsidiary organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia.

        "Funded Debt" of any Person means Debt of such Person other than (i) Debt in respect of Contingent Obligations and (ii) Debt under letters of credit.

        "GAAP" has the meaning specified in Section 1.03.

        "Hazardous Materials" means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

        "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

        "Hedge Bank" means any Lender Party or any of its Affiliates in its capacity as a party to a Bank Hedge Agreement.

        "Indemnified Party" has the meaning specified in Section 8.04(b).

        "Indenture" shall mean that certain Indenture dated as of July 15, 1992, as amended by that First Supplemental Indenture dated as of September 9, 1996, between and among Shoney's (as successor to TPI Enterprises, Inc. pursuant to the First Supplemental Indenture), TPI and The Bank of New York as trustee, pursuant to which the Debentures were issued.

        "Information Memorandum" means the Offering Memorandum dated July 2000 used by the Arranger and the Administrative Agent in connection with the syndication of the Commitments.

        "Initial Extension of Credit" means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

        "Initial Issuing Bank" has the meaning specified in the recital of parties to this Agreement.

        "Initial Lenders" has the meaning specified in the recital of parties to this Agreement.

        "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

        "Intellectual Property Security Agreement" has the meaning specified in Section 3.01(k)(ix).

        "Interest Expense" means, as of the last day of any fiscal quarter, cash interest expense of the Borrower and its Subsidiaries on a Consolidated basis for the most recently ended four fiscal quarters; provided, however, that (x) for the fiscal quarter ended February 18, 2001 Interest Expense shall be the product of cash interest expense for such fiscal quarter times a fraction the numerator of which is 13 and the denominator of which is 4,
(y) for the fiscal quarter ended May 13, 2001 Interest Expense shall be the product of cash interest expense for the two fiscal quarters then ended times a fraction the numerator of which is 13 and the denominator of which is 7 and
(z) for the fiscal quarter ended August 5, 2001 Interest Expense shall be the product of cash interest expense for the three fiscal quarters then ended times a fraction the numerator of which is 13 and the denominator of which is 10.

        "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Prime Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                (a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Prime Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

                (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                (c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

        "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

        "Inventory" has the meaning specified in the Security Agreement.

        "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part of all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of "Debt" in respect of such Person. The amount of any Investment shall be the original principal or capital amount thereof less the sum of (i) all cash returns of principal or equity thereon and (ii) in the case of any guaranty, any reduction in the aggregate amount of liability under such guaranty to the extent that such reduction is made strictly in accordance with the terms of such guaranty (and, in each case, without adjustment by reason of the financial condition of such other Person).

        "Issuing Bank" means the Initial Issuing Bank and each Eligible Assignee to which the Letter of Credit Commitment hereunder has been assigned pursuant to Section 8.07 so long as each such Working Capital Lender or each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank, Working Capital Lender or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

        "L/C Cash Collateral Account" has the meaning specified in the Security Agreement.

        "L/C Related Documents" has the meaning specified in Section 2.04(d)(ii)(A).

        "Lender Party" means any Lender, the Issuing Bank or the Swing Line
Bank.

        "Lenders" means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 8.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

        "Letter of Credit" has the meaning specified in Section 2.01(e).

        "Letter of Credit Advance" means an advance made by the Issuing Bank or any Working Capital Lender pursuant to Section 2.03(c).

        "Letter of Credit Agreement" has the meaning specified in Section
2.03(a).

        "Letter of Credit Commitment" means, with respect to the Issuing Bank at any time, the amount set forth opposite the Issuing Bank's name on
Schedule I hereto under
the caption "Letter of Credit Commitment" or, if the Issuing Bank has entered into one or more Assignments and Acceptances, set forth for the Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as the Issuing Bank's "Letter of Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

        "Letter of Credit Facility" means, at any time, an amount equal to the amount of the Issuing Bank's Letter of Credit Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

        "Leverage Ratio" means, as of the end of each fiscal quarter of the Borrower, a ratio of (i) Funded Debt of the Borrower and its Subsidiaries as at the end of such fiscal quarter less the excess of (x) the sum of cash and Cash Equivalents held by the Borrower and its Subsidiaries at the end of such fiscal quarter in excess of $1,000,000 to (ii) Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for the four fiscal quarter period ending at the end of such fiscal quarter.

        "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

        "Loan Documents" means (a) for purposes of this Agreement and the Notes and any amendment or modification hereof or thereof and for all other purposes other than for purposes of the Subsidiary Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Subsidiary Guaranty, (iv) the Collateral Documents and (v) each Letter of Credit Agreement and (b) for purposes of the Subsidiary Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Subsidiary Guaranty, (iv) the Collateral Documents, (v) each Letter of Credit Agreement and (vi) each Bank Hedge Agreement, in each case as amended or otherwise modified from time to time.

        "Loan Parties" means the Borrower and the Subsidiary Guarantors.

        "LYONS" means the $177,358,000 at maturity of zero coupon liquid yield option notes due 2004 issued by Shoney's.

        "Maintenance Capital Expenditures" means, as of the end of each fiscal quarter of the Borrower, the greater of (i) $8 million or (ii) the aggregate amount of cash Capital Expenditures made by the Borrower and its Subsidiaries during the four fiscal quarter period ending at the end of such fiscal quarter in connection with the operation and maintenance of restaurants as set forth in a detailed summary of Maintenance Capital Expenditures and total Capital Expenditures delivered by the Borrower to the Administrative Agent and the Lender Parties together with the annual financial statements required to be delivered pursuant to Section 5.03(d).

        "Management and Operating Agreements" means (i) the Management and Operating Agreement dated the Closing Date between the Borrower and TPI and
(ii) the

Management and Operating Agreement dated the Closing Date between the Borrower and Shoney's.

        "Margin Stock" has the meaning specified in Regulation U.

        "Master Lease" means, collectively, the Master Lease Agreement described in Section 3.01(n) and any other master lease agreement entered into by the Borrower on substantially similar terms as the preceding master lease agreement.

        "Material Adverse Change" means any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries taken as a whole.

        "Material Adverse Effect" means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender Party under any Loan Document or any Related Document or (c) the ability of any Loan Party to perform its Obligations under any Related Document or under any Loan Document to which it is or is to be a party.

        "Mortgage" has the meaning specified in Section 3.01(k)(xii).

        "Mortgage Policy" has the meaning specified in Section
3.01(k)(xii)(A).

        "Multiemployer Plan" means a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

        "Multiple Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under
Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

        "Net Cash Proceeds" means, with respect to any sale, transfer or other disposition (other than by lease but including by way of the occurrence of an event that gives rise to insurance proceeds as contemplated by Section 5.01(d)(i)) of any asset or the sale or issuance of any Debt or Equity Interests (excluding proceeds received through payroll deductions pursuant to employee stock purchase plans, director or employee option plans or other employee benefit plans, provided that the aggregate amount of all such proceeds excluded from the calculation of "Net Cash Proceeds" from and after the date hereof shall not exceed $2,500,000), the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage fees and commissions for similar transactions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions estimated to be paid in connection with or as a result of such transaction and (b) the amount of taxes estimated to be paid in connection with or as a result of such transaction and (c) the amount of any Debt secured by a Lien on such asset that, by the terms of such transaction, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and are properly attributable to such transaction or to the asset that is the subject thereof and (d) the amount of consideration paid in connection with the purchase, repurchase or buy-out of leases or the exercise of any option to purchase real estate, improvements, fixtures or equipment used in its operations by the Borrower or its Subsidiaries; provided such purchase, re-purchase, buy-out or exercise of such option is made within six months of the receipt of such cash proceeds with respect thereto and (e) the amount of proceeds from the sale of shares of preferred stock or subordinated debt to finance research and development expenditures of the Borrower; provided no Default or Event of Default exists immediately before and after giving effect to such transaction; provided, however, that if any amounts described in clauses (a) and (b) estimated to be paid in connection with or as a result of any such transaction are not paid within one year following the date of such transaction, the excess of such estimated amounts over the amount of such fees, discounts, commissions and taxes paid within such one-year period in connection with or as a result of such transaction shall be "Net Cash Proceeds" at the end of such one-year period; provided further that Net Cash Proceeds that are comprised of insurance proceeds shall not include any such insurance proceeds to the extent such insurance proceeds are applied to the replacement of the asset or property in respect of which such insurance proceeds were received, so long as such application is made within 12 months after the occurrence of the event giving rise to such insurance proceeds; provided further that Net Cash Proceeds in respect of any sale, transfer or other disposition of any asset shall exclude proceeds received from sales under the Captain D's Lease program to the extent such proceeds are reinvested in a new company unit that is in a similar line of business as the Borrower or any of its Subsidiaries, so long as such proceeds are so reinvested within 12 months after the date of such sale.

        "Note" means a Term B Note, a Term C Note or a Working Capital Note.

        "Notice of Borrowing" has the meaning specified in Section 2.02(a).

        "Notice of Issuance" has the meaning specified in Section 2.03(a).

        "Notice of Renewal" has the meaning specified in Section 2.01(e).

        "Notice of Termination" has the meaning specified in Section 2.01(e).

        "NPL" means the National Priorities List under CERCLA.

        "Obligation" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

        "OECD" means the Organization for Economic Cooperation and Development.

        "Office Lease" means the Office Lease to be entered into by Shoney's, as landlord, and the Borrower, as tenant.

        "Open Year" has the meaning specified in Section 4.01(aa).

        "Operating Subsidiaries" has the meaning set forth in Preliminary Statement No. 2.

        "Other Taxes" has the meaning specified in Section 2.12(b).

        "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

        "Permitted Encumbrances" has the meaning specified in the Mortgages.

        "Permitted Liens" means (i) such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (b) Liens imposed by law arising in the ordinary course of business securing obligations that (x) are not overdue for a period of more than 180 days or are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained and (y) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; and (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (ii) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

        "Permitted Reorganization" means (i) a transaction in which Shoney's becomes a wholly-owned subsidiary of a newly-formed holding company and/or such other transactions, a result of which the Borrower and Shoney's and/or an Affiliate of Shoney's, each respectively, has the same shareholders as Shoney's immediately before the reorganization (except for changes as a result of ordinary market transactions or the exercise of any dissenters' rights) and pursuant to which no Material Adverse Effect occurs; provided that no new capital is received by Shoney's or the Borrower in connection with such reorganization and, provided further, the capital stock of the Borrower shall continue to be pledged to the Administrative Agent for its benefit and the ratable benefit of the Lender Parties, or (ii) such other transactions and circumstances, including, without limitation, the receipt of new capital by Shoney's or the Borrower, as may be approved by the Administrative Agent and the Required Lenders.

        "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

        "Plan" means a Single Employer Plan or a Multiple Employer Plan.

        "Pledge Agreement" has the meaning specified in Section 3.01(k)(x).

        "Pledged Debt" has the meaning specified in the Security Agreement.

        "Pledged Shares" has the meaning specified in the Security Agreement.

        "Preferred Interests" means, with respect to any Person, Equity Interests issued by such corporation that is entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person's property and assets, whether by dividend or upon liquidation.

        "Prime Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

                (a) the rate of interest announced publicly by Bank of America in Charlotte, North Carolina from time to time, as Bank of America's prime rate; or

                (b)  1/2 of 1% per annum above the Federal Funds Rate.

        "Prime Rate Advance" means an Advance that bears interest as provided in Section 2.07(a)(i).

        "Pro Rata Share" of any amount means, with respect to any Working Capital Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Working Capital Commitment at such time and the denominator of which is the Working Capital Facility at such time.

        "Real Estate Financing" has the meaning set forth in Preliminary Statement No. 3.

        "Redeemable" means, with respect to any Equity Interests, any Debt or any other right or Obligation, any such Equity Interest, Debt, right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

        "Refinancing" has the meaning set forth in Preliminary Statement No.
1.

        "Register" has the meaning specified in Section 8.07(d).

        "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Related Documents" means the Voting Trust Agreement, the Master Lease, the Deeds, the Administrative Service Agreement, the Management and Operating Agreements, the Tax Sharing Agreement, the Office Lease and the Bills of Sale.

        "Required Lenders" means at any time Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate unused Working Capital Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender's Pro Rata Share of the aggregate Available Amount of all Letters of Credit issued by such Lender and outstanding at such time and (C) the Unused Working Capital Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Working Capital Lenders ratably in accordance with their respective Working Capital Commitments.

        "Responsible Officer" means, with respect to any Loan Party or any of its Subsidiaries, at the time any determination thereof is to be made, each of those Persons who are the Chairman of the Board (if at the time, an officer), President, Chief Financial Officer (regardless of title), Treasurer, Corporate Controller (regardless of title), Secretary or Assistant Treasurer of such Loan Party or Subsidiary.

        "Restructuring" has the meaning set forth in Preliminary Statement
No. 1.

        "Secured Parties" means the Administrative Agent, the Lender Parties, the Treasury Banks and the Hedge Banks.

        "Security Agreement" has the meaning specified in Section
3.01(k)(viii).

        "Senior Credit Facility" means the Credit Agreement dated as of November 28, 1997, as amended, among Shoney's, the lenders party thereto, Bank of America, N.A., as administrative agent, and BAS, as arranger and syndication agent.

        "Shoney's" has the meaning set forth in Preliminary Statement No. 1.

        "Single Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

        "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) on a pro forma basis, the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) on a pro forma basis, the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay or refinance such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        "SPV Subsidiaries" means each of Captain D's Properties and Captain D's Realty.

        "Standby Letter of Credit" means any Letter of Credit issued under the Letter of Credit Facility, other than a Trade Letter of Credit.

        "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or
(c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

        "Subsidiary Guarantor" means each of the wholly-owned Domestic Subsidiaries of the Borrower.

        "Subsidiary Guaranty" has the meaning specified in Section
3.01(k)(xi).

        "Supermajority Lenders" means at any time (i) Working Capital Lenders and Term B Lenders owed or holding at least 75% of the sum of (a) the aggregate principal amount of the Working Capital Advances outstanding at such time, (b) the aggregate

Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate unused Working Capital Commitments at such time and (d) the aggregate amount of the Term B Advances outstanding at such time, and (ii) Term C Lenders owed or holding at least 75% of the Term C Advances outstanding at such time ; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Supermajority Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender's Pro Rata Share of the aggregate Available Amount of all Letters of Credit issued by such Lender and outstanding at such time and (C) the Unused Working Capital Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Working Capital Lenders ratably in accordance with their respective Working Capital Commitments.

        "Surviving Debt" has the meaning specified in Section 4.01(hh).

        "Swing Line Advance" means an advance made by the Swing Line Bank pursuant to Section 2.01(d).

        "Swing Line Bank" has the meaning specified in the recital of parties to this Agreement.

        "Swing Line Borrowing" means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank.

        "Swing Line Facility" has the meaning specified in Section 2.01(d).

        "Taxes" has the meaning specified in Section 2.12(a).

        "Tax Sharing Agreement" means the Tax Sharing Agreement dated the Closing Date between Shoney's, the Borrower and their respective
Subsidiaries.

        "Term Advances" means, collectively, the Term B Advances and the Term C Advances.

        "Term B Advance" has the meaning specified in Section 2.01(a).

        "Term B Borrowing" means a borrowing consisting of simultaneous Term B Advances of the same Type made by the Term B Lenders.

        "Term B Commitment" means, with respect to any Term B Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Term B Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Lender's "Term B Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

        "Term B Facility" means, at any time, the aggregate amount of the Term B Lenders' Term B Commitments at such time.

        "Term B Lender" means any Lender that has a Term B Commitment.

        "Term B Note" means a promissory note of the Borrower payable to the order of any Term B Lender, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term B Advance made by such Lender.

        "Term Borrowings" means, collectively, Term B Borrowings and Term C Borrowings.

        "Term  C Advance" has the meaning specified in Section 2.01(b).

        "Term C Borrowing" means a borrowing consisting of simultaneous Term C Advances of the same Type made by the Term C Lenders.

        "Term C Commitment" means, with respect to any Term C Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Term C Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Lender's "Term C Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

        "Term C Facility" means, at any time, the aggregate amount of the Term C Lenders' Term C Commitments at such time.

        "Term C Lender" means any Lender that has a Term C Commitment.

        "Term C Note" means a promissory note of the Borrower payable to the order of any Term C Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term C Advance made by such Lender.

        "Term Commitments" means, collectively, the Term B Commitments and the Term C Commitments.

        "Term Facilities" means, collectively, the Term B Facility and the Term C Facility.

        "Term Lenders" means, collectively, the Term B Lenders and the Term C Lenders.

        "Term Notes" means, collectively, the Term B Notes and the Term C
Notes.

        "Termination Date" means (a) with respect to the Term B Facility, the earlier of December 31, 2001 and the date of termination in whole of the Term B Commitments pursuant to Section 6.01, (b) with respect to the Term C Facility, the earlier of December 31, 2001 and the date of termination in whole of the Term C Commitments pursuant to Section 2.05 or 6.01, and (c) with respect to the Working Capital Facility, the earlier of December 31, 2001 and the date of termination in whole of the Letter of Credit Commitments and the Working Capital Commitments pursuant to Section 2.05 or 6.01.

        "TPI" means TPI Restaurants, Inc., a Tennessee corporation.

        "Trade Letter of Credit" means any Letter of Credit that is issued under the Letter of Credit Facility for the benefit of a supplier of inventory to the Borrower or any of its Subsidiaries to effect payment for such inventory, the conditions to drawing under which include the presentation to the Issuing Bank of negotiable bills of lading, invoices and related documents sufficient, in the judgment of the Issuing Bank, to create a valid and perfected lien on or security interest in such inventory, bills of lading, invoices and related documents in favor of the Issuing Bank.

        "Transaction" has the meaning set forth in Preliminary Statement No.
3.

        "Transaction Documents" means, collectively, the Loan Documents and the Related Documents.

        "Treasury Banks" means any Lender that provides treasury or cash management services to the Borrower or its Subsidiaries.

        "Treasury Management Services" means any and all treasury and cash management services provided by any Lender or any of its Affiliates to the Borrower and its Subsidiaries.

        "Type" refers to the distinction between Prime Rate Advances and Eurodollar Rate Advances.

        "UCC Fixture Filings" has the meaning specified in the Security
Agreement.

        "Unused Working Capital Commitment" means, with respect to any Working Capital Lender at any time, (a) such Lender's Working Capital Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Working Capital Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus
(ii) such Lender's Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank pursuant to
Section 2.03(c) and outstanding at such time (other than such Lender's pro rata share thereof) and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(c) and outstanding at such time (other than such Lender's pro rata share thereof).

        "Voting Interests" means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

        "Voting Trust Agreement" means the Voting Trust Agreement dated as of September 6, 2000 among the Borrower, Shoney's, Wilmington Trust Company, as Trustee, and the Administrative Agent.

        "Welfare Plan" means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

        "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

        "Working Capital Advance" has the meaning specified in Section
2.01(c).

        "Working Capital Borrowing" means a borrowing consisting of simultaneous Working Capital Advances of the same Type made by the Working Capital Lenders.

        "Working Capital Commitment" means, with respect to any Working Capital Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Working Capital Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Lender's "Working Capital Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

        "Working Capital Facility" means, at any time, the aggregate amount of the Working Capital Lenders' Working Capital Commitments at such time.

        "Working Capital Lender" means any Lender that has a Working Capital Commitment.

        "Working Capital Note" means a promissory note of the Borrower payable to the order of any Working Capital Lender, in substantially the form of Exhibit A-3 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Working Capital Advances made by such Lender.

        SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

        SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) ("GAAP").

                              ARTICLE II

                   AMOUNTS AND TERMS OF THE ADVANCES
                       AND THE LETTERS OF CREDIT

        SECTION 2.01. The Advances. (a) The Term B Advances. Each Term B Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a "Term B Advance") to the Borrower on the Closing Date in an amount equal to such Lender's Term B Commitment at such time. The Term B Borrowing shall consist of Term B Advances made simultaneously by the Term B Lenders ratably according to their Term B Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

        (b) The Term C Advances. Each Term C Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a "Term C Advance") to the Borrower on the Closing Date in an amount equal to such Lender's Term C Commitment at such time. The Term C Borrowing shall consist of Term C Advances made simultaneously by the Term C Lenders ratably according to their Term C Commitments. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

        (c) The Working Capital Advances. Each Working Capital Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "Working Capital Advance") to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Advance not to exceed such Lender's Unused Working Capital Commitment at such time. Each Working Capital Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of Working Capital Advances made simultaneously by the Working Capital Lenders ratably according to their Working Capital Commitments. Within the limits of each Working Capital Lender's Unused Working Capital Commitment in effect from time to time, the Borrower may borrow under this
Section 2.01(c), prepay pursuant to Section 2.06(a) and reborrow under this
Section 2.01(c).

        (d) The Swing Line Advances. A swing line credit facility (the "Swing Line Facility") in a principal amount not to exceed $5,000,000 shall be established by the Swing Line Bank for the Borrower from the date hereof through the Termination Date. In connection with the Swing Line Facility, the Borrower shall maintain cash management operations account with the Swing Line Bank (the "Cash Management Account"), and shall execute such documentation in connection therewith as the Swing Line Bank may reasonably require (the "Cash Management Documentation"). At the close of each Business Day during the term of the Facilities, the Swing Line Bank shall on behalf of the Borrower draw from the Swing Line Facility amounts sufficient to pay the difference between (i) the aggregate amount payable in such account for all instruments presented since the close of the prior Business Day in connection with the Cash Management Account (the "Account Debit Amount"), and (ii) the aggregate amount received since the close of the prior Business Day into such Cash Management Account (the "Account Credit Amount"). Each such drawing shall be a Swing Line Advance and in no event shall (x) the aggregate amount of Swing Line Advances outstanding at any one time exceed the Swing Line Facility or (y) the aggregate amount of Swing Line Advances made on any Business Day exceed the aggregate of the Unused Working Capital Commitments of the Working Capital Lenders at such time. To the extent the Account Credit Amount exceeds the Account Debit Amount, such excess proceeds shall be automatically applied by the Swing Line Bank to prepay the outstanding Swing Line Advances and, if no Swing Line Advance is outstanding at such time, such excess proceeds shall be invested in "overnight" investments pursuant to the cash management documentation between the Borrower and the Swing Line Bank. Each Swing Line Advance shall be made as a Prime Rate Advance.

        (e) Letters of Credit. The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (the "Letters of Credit") for the account of the Borrower from time to time on any Business Day during the period from the date hereof until 60 days before December 31, 2001 (i) in an aggregate Available Amount for all Letters of Credit not to exceed at any time the Issuing Bank's Letter of Credit Commitment at such time and (ii) in an Available Amount for each such Letter of Credit not to exceed the lesser of (x) the Letter of Credit Facility at such time and (y) the Unused Working Capital Commitments of the Working Capital Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 60 days before December 31, 2001 and (A) in the case of a Standby Letter of Credit, one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a "Notice of Renewal") from the Borrower given to the Issuing Bank and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Standby Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless the Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Standby Letter of Credit (a "Notice of Termination") and (B) in the case of a Trade Letter of Credit, 60 days after the date of issuance thereof; provided that the terms of each Standby Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Standby Letter of Credit to give the beneficiary named in such Standby Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date later than 60 days before December 31, 2001. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(e), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to

Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(e).

        SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or 2.03 and except in respect of Advances made on the date of the Initial Extension of Credit, in which case notice will be given on the date of such Initial Extension of Credit, each Borrowing (other than a Swing Line Borrowing) shall be made on notice, given not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Prime Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by telex or telecopier. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed promptly in writing, or by telex or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 11:00 A.M. (Charlotte, North Carolina time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in
Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower's Account; provided, however, that, in the case of any Working Capital Borrowing, the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by the Swing Line Bank or the Issuing Bank, as the case may be, and, in the case of Letter of Credit Advances, by any other Working Capital Lender and outstanding on the date of such Working Capital Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank or the Issuing Bank, as the case may be, and such other Working Capital Lenders for repayment of such Letter of Credit Advances.

        (b) Upon written demand by the Swing Line Bank (which demand shall be given to the Administrative Agent and the Administrative Agent shall notify each Working Capital Lender of such demand), each other Working Capital Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Working Capital Lender, such other Lender's Pro Rata Share of the principal of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent's Account, in same day funds, an amount equal to the portion of then outstanding principal amount of such Swing Line Advance to be purchased by such Lender. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to the Swing Line Bank. Such purchase by each Working Capital Lender shall be a Working Capital Advance for all purposes of this Agreement. The Borrower hereby agrees to each such sale and assignment. Each Working Capital Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 11:00 A.M. (Charlotte, North Carolina) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If such Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Working Capital Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day. Upon any such assignment by the Swing Line Bank to any other Working Capital Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party. If and to the extent that any Working Capital Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Working Capital Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

        (c) Anything in subsection (a) above to the contrary notwithstanding,
(i) the Borrower may not select Eurodollar Rate Advances for the initial Borrowing hereunder or for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to
Section 2.09 or Section 2.10 and (ii) the Term Advances may not be outstanding as part of more than 6 separate Borrowings and Working Capital Advances made on any date may not be outstanding as part of more than 3 separate Borrowings (other than Working Capital Advances made due to pro rata purchases by the Working Capital Lenders of Swing Line Advances).

        (d) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Loan Parties to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

        (e) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) or (b) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance as part of such Borrowing for all purposes.

        (f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

        SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (Charlotte, North Carolina time) on the tenth day prior to the date of the proposed issuance of such Letter of Credit (or such later day as the Issuing Bank shall agree), by the Borrower to the Issuing Bank, which shall give to the Administrative Agent and each Working Capital Lender prompt notice thereof by telex or telecopier. Each such notice of issuance of a Letter of Credit (a "Notice of Issuance") shall be by telephone, confirmed promptly in writing, or by telex or telecopier, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a "Letter of Credit Agreement"). If the requested form of such Letter of Credit is acceptable to the Issuing Bank in its sole discretion, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at the Issuing Bank's office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

        (b) Letter of Credit Reports. The Issuing Bank shall furnish (A) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous week and drawings during such week under all Letters of Credit, (B) to each Working Capital Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and drawings during such month under all Letters of Credit and (C) to the Administrative Agent, the Borrower and each Working Capital Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

        (c) Drawing and Reimbursement. The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Advance, which shall be a Prime Rate Advance, in the amount of such draft. Upon written demand by the Issuing Bank, with a copy of such demand to the Administrative Agent, each Working Capital Lender shall purchase from the Issuing Bank, and the Issuing Bank shall sell and assign to each such Working Capital Lender, such Lender's Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank, by deposit to the Administrative Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to the Issuing Bank. The Borrower hereby agrees to each such sale and assignment. Each Working Capital Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (Charlotte, North Carolina time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Issuing Bank to any other Lender of a portion of a Letter of Credit Advance, the Issuing Bank represents and warrants to such other Lender that the Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party. If and to the extent that any Working Capital Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day (it being understood that any such payment by any Lender is without prejudice to, and does not constitute a waiver of, any right any Lender might have or might acquire as a result of the payment by the Issuing Bank of any draft or the reimbursement by any Lender thereof).

        (d) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

        SECTION 2.04. Repayment of Advances. (a) Term B Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term B Lenders on the Termination Date the aggregate outstanding principal amount of the Term B Advances then outstanding.

        (b) Term C Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term C Lenders on the Termination Date the aggregate principal amount of the Term C Advances then outstanding.

        (c) Working Capital Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Working Capital Lenders on the Termination Date the aggregate principal amount of the Working Capital Advances then outstanding.

        (d) Swing Line Advances. In addition to periodic principal payments made on the Swing Line Advances pursuant to the Cash Management
Documentation, the Borrower shall repay to the Administrative Agent for the account of the Swing Line Bank on the Termination Date the aggregate principal amount of the Swing Line Advances then outstanding.

        (e) Letter of Credit Advances. (i) The Borrower shall repay to the Administrative Agent for the ratable account of the Issuing Bank and each other Working Capital Lender that has made a Letter of Credit Advance on the earlier of demand and the Termination Date the outstanding principal amount of each Letter of Credit Advance made by each of them.

                (ii) The payment Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by the Issuing Bank of any draft or the reimbursement by the Borrower thereof):

                         (A) any lack of validity or enforceability of any
                Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C Related Documents");

                         (B) any change in the time, manner or place of
                payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

                         (C) the existence of any claim, set-off, defense or
                other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

                         (D) any statement or any other document presented
                under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                         (E) payment by the Issuing Bank under a Letter of
                Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

                         (F) any exchange, release or non-perfection of any
                Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Subsidiary Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

                         (G) any other circumstance or happening whatsoever,
                whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower, a Subsidiary Guarantor or any other guarantor.

        SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least five Business Days' notice to the Administrative Agent, terminate in whole or reduce in part the Unused Working Capital Commitments; provided, however, that each partial reduction (i) shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Working Capital Commitments.

        (b) Mandatory. (i) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Working Capital Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Working Capital Facility after giving effect to such reduction of the Working Capital Facility.

                (ii) The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Working Capital Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Working Capital Facility after giving effect to such reduction of the Working Capital Facility.

        SECTION 2.06. Prepayments. (a) Optional. The Borrower may, upon at least one Business Day's notice in the case of Prime Rate Advances and three Business Day's notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $2,000,000 or an integral multiple of $500,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance the Borrower shall also pay any amounts owing pursuant to Section 8.04(c).

        (b) Mandatory. (i) The Borrower shall, on the 90th day following the end of each Fiscal Year (commencing with the 2001 Fiscal Year), if the Leverage Ratio is equal to or greater than 2.5:1.00 as determined by the financial statements delivered pursuant to Section 5.03, prepay an aggregate principal amount of the Advances comprising part of the same

Borrowings equal to 50% of the amount of Excess Cash Flow for such Fiscal Year. Each such prepayment shall be applied as follows: first, ratably to the Term Facilities until such Facilities are paid in full and second, to the Working Capital Facility in the manner set forth in clause (iii) below.

                (ii) The Borrower shall, within five days following receipt of Net Cash Proceeds by the Borrower or any of its Subsidiaries from
        (A) the sale, transfer or other disposition (other than by lease) of any assets of the Borrower or any of its Subsidiaries (other than any sale, transfer or other disposition of assets pursuant to clause (i),
        (ii) or (iii) of Section 5.02(e)), and (B) any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries and not otherwise included in clause (A) or (B) above, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings equal to the amount of such Net Cash Proceeds; provided, however, that if the aggregate amount of Net Cash Proceeds referred to in clause (A) above not previously applied to the prepayment of the Advances is less than $1,000,000, the Borrower may retain such Net Cash Proceeds until the amount of all Net Cash Proceeds so retained when aggregated with all other retained Net Cash Proceeds shall equal or exceed $1,000,000. Each such prepayment shall be applied as follows: first, ratably to the Term Facilities and second, to the Working Capital Facility in the manner set forth in clause (iv) below.

                (iii) The Borrower shall, within five days following receipt of Net Cash Proceeds by the Borrower or any of its Subsidiaries from
        (A) the incurrence or issuance by the Borrower or any of its Subsidiaries of any Debt (other than Debt incurred or issued pursuant to Section 5.02(b)), (B) the sale or issuance by the Borrower or any of its Subsidiaries of any capital stock or other ownership or profit interest, any securities convertible into or exchangeable for capital stock or other ownership or profit interest or any warrants, rights or options to acquire capital stock or other ownership or profit interest, and (C) the incurrence or issuance by Captain D's Realty of Debt permitted by Section 5.02(b)(vii), prepay an aggregate principal amount of the Advances comprising part of the same Borrowings equal to the amount of such Net Cash Proceeds. Each such prepayment referred to in clause (A) or (B) shall be applied as follows: first, ratably to the Term Facilities until such Facilities are paid in full, and second, to the Working Capital Facility in the manner set forth in clause (iv) below and each such prepayment referred to in clause (C) shall be applied as follows: first, to the Term C Facility until such Facility is paid in full, second, to the Term B Facility until such Facilitiy is paid in full, and third, to the Working Capital Facility in the manner set forth in clause (iv) below.

                (iv) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Working Capital Advances comprising part of the same Borrowings, the Letter of Credit Advances and the Swing Line Advances equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Working Capital Advances, (y) the Letter of Credit Advances and (z) the Swing Line Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Working Capital Facility on such Business Day. Prepayments of the Working Capital Facility made pursuant to clauses (i) and (ii) and this clause (iii) shall be first, applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second, applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, and third, applied to prepay Working Capital Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full.

                (v) The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in such Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

                (vi) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

        SECTION 2.07. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                (i) Prime Rate Advances.  During such periods as such
        Advance is a Prime Rate Advance, a rate per annum equal at all times to the sum of (A) the Prime Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears (subject to the provisions of Section 2.11) on the last Business Day of each March, June, September and December during such periods and on the date such Prime Rate Advance shall be Converted or paid in full.

                (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus
        (B) the Applicable Margin in effect on the first day of such Interest Period for such Advance, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

        (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above, and, in all other cases, on Prime Rate Advances pursuant to clause (a)(i) above.

        (c) Notice of Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or
(ii).

        SECTION 2.08. Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders a commitment fee, from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears on the date of the initial Borrowing hereunder, on the fifteenth day of each March, June, September and December, commencing September 15, 2000, and on the Termination Date, equal to (i) the average daily Unused Working Capital Commitment of such Lender plus its Pro Rata Share of the average daily outstanding Swing Line Advances for the prior three-month period (or such shorter period for which such commitment fee is calculated) times (ii) (x) for the period from the Closing Date until delivery of the financial statements for the Fiscal Year ended October 29, 2000 pursuant to Section 5.03(d), 1/2 of 1% per annum and (y) thereafter, a percentage determined by reference to the Leverage Ratio as set forth on
Schedule II; provided, however, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

        (b) Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Administrative Agent for the account of each Lender a commission, payable in arrears on the fifteenth day of each March, June, September and December, commencing September 15, 2000, and on the earliest to occur of the full drawing expiration, termination or cancellation of any such Letter of Credit and on the Termination Date, equal to (A) such Lender's Pro Rata Share of the average daily aggregate Available Amount for the prior three month period (or such shorter period for which such commission is calculated) of all Letters of Credit outstanding from time to time times (B) the Applicable Margin per annum then in effect for Eurodollar Rate Advances under the Working Capital Facility.

                (ii) The Borrower shall pay to the Issuing Bank, for its own account, (A) a fronting fee, payable in arrears, on the fifteenth day of each March, June, September and December, commencing September 15, 2000, and on the Termination Date, equal to (x) the average daily aggregate Available Amount for the prior three month period (or such shorter period for which such fronting fee is calculated), from the date hereof until the Termination Date, times (y) 0.25% per annum, and (B) such other reasonable and customary fees and charges in accordance with the standard fee schedule of the Issuing Bank or as the Borrower and the Issuing Bank shall otherwise agree.

        (c) Administrative Agent's Fees. The Borrower shall pay to the Administrative Agent for its own account fees set forth in the Administrative Agent's fee letter.

        SECTION 2.09. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that, except as provided in Section 2.10(a), any Conversion of Eurodollar Rate Advances into Prime Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Prime Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

        (b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Prime Rate Advances.

                (ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Prime Rate Advance.

                (iii) Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Prime Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

        SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error. Upon receipt of notice from a Lender Party claiming compensation pursuant to this Section 2.10(a) and so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the right, on or before the 30th day after receipt of such notice, to Convert each Eurodollar Rate Advance under which such Lender has a Commitment into a Prime Rate Advance, subject to payment in full of (i) all amounts necessary to compensate such Lender for such increased costs and
(ii) any amounts owing pursuant to Section 8.04(c) as a result of such conversion.

        (b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Lender Party or any corporation controlling such Lender Party as a result of or based upon the existence of such Lender Party's commitment to lend or to issue Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party's commitment to lend or to issue Letters of Credit hereunder or to the issuance or maintenance of any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

        (c) If, with respect to any Eurodollar Rate Advances under any Facility, Lenders owed more than 50% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance under any Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Prime Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

        (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance made by such Lender will automatically, upon such demand, Convert into a Prime Rate Advance, and (ii) the obligation of such Lender to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

        SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. (Charlotte, North Carolina time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent's Account in same day funds. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. Periodic principal payments will be made in respect of the Swing Line Advances as funds are available in the Cash Management Account in accordance with Section 2.01(d). The Swing Line Bank shall invoice the Borrower directly on a quarterly basis for interest in respect of the Swing Line Advances.

        (b) If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the

Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such Lender Party's proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender Party, and for application to such principal installments, as the Administrative Agent shall direct.

        (c) The Borrower hereby authorizes each Lender Party, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender Party any amount so due.

        (d) All computations of interest, fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

        (e) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

        (f) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

        SECTION 2.12. Taxes. (a) Any and all payments by the Borrower and each other Loan Party to or for the account of any Lender Party or the Administrative Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and the Administrative Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on or measured by its overall net income (and franchise taxes or excise taxes pursuant to Sections 67-4-801 through 822 of the Tennessee Code Annotated imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on or measured by its overall net income (and franchise taxes imposed or excise taxes pursuant to Sections 67-4-801 through 822 of the Tennessee Code Annotated in lieu thereof) by the state or foreign jurisdiction of such Lender Party's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as "Taxes"). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Party shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other governmental authority in accordance with applicable law and (iv) within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment.

        (b) In addition, the Borrower and each other Loan Party shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

        (c) The Borrower and each other Loan Party shall indemnify each Lender Party and the Administrative Agent for and hold it harmless against the full amount of Taxes and Other Taxes (including, without limitation, the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12), imposed on or paid by such Lender Party or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

        (d) In the case of any payment hereunder or under any other Loan Document by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e) of this
Section 2.12, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

        (e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender or Initial Issuing Bank, as the case may be, and on or prior to the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do
so), provide each of the Administrative Agent and the Borrower either with two original Internal Revenue Service Forms W-8BEN, W-8IMY or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service or in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (i) a "bank" as defined in
Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), an Internal Revenue Service Form W-8BEN or Form W-8IMY as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender Party that is not a "bank" as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Forms W-8BEN, W-8ECI or W-8IMY or the related certificate described above, that the Lender Party reasonably considers to be confidential, the Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

        (f) For any period with respect to which a Lender Party has failed to provide the Borrower or the Administrative Agent with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes. For purposes of this Section 2.12, the entry into force of the final U.S. Department of Treasury regulations promulgated under Sections

1441 and 1442 of the Internal Revenue Code, published but not yet effective as of the date of this Agreement, will not be considered a change in the applicable law or in the interpretation or application thereof.

        (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall survive the repayment of the Advances and the other obligations under the Loan Documents and the termination of the Commitments hereunder.

        SECTION 2.13. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) (other than pursuant to
Section 2.10, 2.12, 8.04 or 8.07 hereof and other than in respect of payments made in respect of the Swing Line Advances pursuant to the Cash Management Documentation) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to
(ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party's ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party's ratable share (according to the proportion of (i) the amount of such other Lender Party's required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Borrower agrees that any Lender Party so purchasing a participation from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such participation.

        SECTION 2.14.  Use of Proceeds and Issuance of Letters of Credit.
The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely (i) to finance in part the Restructuring and the Refinancing, (ii) to pay transaction fees and expenses, and (iii) to provide funds for general corporate purposes, and provide working capital for the Borrower and its Subsidiaries.

        SECTION 2.15. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the Obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of set-off or application by the Borrower under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to
Section 2.01. Such Advance shall be a Prime Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this
Section 2.15.

        (b) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lender Parties and
(iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lender Parties and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all

Defaulted Amounts owing at such time to the Administrative Agent and the other Lender Parties, in the following order of priority:

                (i) first, to the Administrative Agent for any Defaulted Amount then owing to the Administrative Agent; and

                (ii) second, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

        (c) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, the Administrative Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with Bank of America, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Bank of America's standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

                (i) first, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent hereunder;

                (ii) second, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

                (iii) third, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

        The rights and remedies against a Defaulting Lender under this
Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that the Administrative Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

        SECTION 2.16. Replacement of Certain Lenders. If any Lender (a "Subject Lender") makes demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to Section 2.10(a) or (b) or
Section 2.12 or gives notice pursuant to Section 2.10 (c) or (d) requiring a conversion of such Subject Lender's Eurodollar Rate Advances to Prime Rate Advances or suspending such Lender's obligation to make advances as, or to Convert or continue Advances into or as, Eurodollar Rate Advances, the Borrower, may, within 90 days of receipt by the Borrower of such demand or notice (or the occurrence of such other event causing the Borrower to be required to pay such compensation), as the case may be, give notice (a "Replacement Notice") in writing to the Administrative Agent and such Subject Lender of its intention to replace such Subject Lender with a financial institution (a "Replacement Lender") designated in such Replacement Notice. Unless the Administrative Agent shall, in the exercise of its reasonable discretion and within 30 days of its receipt of such Replacement Notice, notify the Borrower and such Subject Lender in writing that the designated financial institution is unsatisfactory to the Administrative Agent (such denial not being available to the Administrative Agent where the Replacement Lender is already a Lender), then such Subject Lender shall, subject to the payment of any amounts due pursuant to Sections 2.10(a) and (b) and Section
2.12 assign, in accordance with Section 8.07, all of its Commitments, Advances, Notes and other rights and obligations under this Agreement and all other Loan Documents to such designated financial institution; provided, however, that (i) such assignment shall be without recourse, representation or warranty and (ii) the purchase price paid by such designated financial institution shall be in at least the amount of such Subject Lender's Advances, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 2.10(a) and (b) and Section 2.12 owing to such Subject Lender hereunder. Upon the effective date of an assignment described above, the Borrower shall issue a replacement Note or Notes, as the case may be, to such designated financial institution or Replacement Lender, as applicable, and such institution shall become a "Lender" for all purposes under this Agreement and the other Loan Documents.

                               ARTICLE III

                          CONDITIONS OF LENDING

        SECTION 3.01. Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make an Advance or of the Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

        (a) The elements of the Transaction to be effected on or before the Closing Date as set forth on Schedule 3.01(a) hereto shall have been consummated on terms and conditions consistent with those described in the Information Memorandum and otherwise reasonably satisfactory to the Lenders and in compliance with applicable law and regulatory approvals, and each of the Lenders shall be satisfied in all reasonable respects with the terms and conditions of all material agreements and instruments relating to the Transaction and there shall not have been any material modification, amendment, supplement or waiver to any material agreement or instrument relating to the Transaction that could adversely affect the Lenders in any material respect including, without limitation, any modification, amendment, supplement or waiver relating to (A) the amount or type of consideration to be paid in connection with the Transaction and all related tax, legal and accounting matters and (B) the capitalization, structure and equity ownership of the Borrower and its Subsidiaries after giving effect to the Transaction.

        (b) The Lender Parties shall be satisfied with the corporate or partnership (as applicable) and legal structure and capitalization of each Loan Party and each of its Subsidiaries, including the terms and conditions of the charter (including, without limitation, the provisions in the charter of the Borrower providing for the unanimous vote of its shareholders to effect a voluntary bankruptcy of the Borrower), bylaws and each class of Equity Interests of each Loan Party and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization (including, without limitation, the Voting Trust Agreement and all shareholders' arrangements with respect to the Borrower or its Subsidiaries).

        (c) The Lender Parties shall (i) be satisfied that all Existing Debt, other than the Surviving Debt, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and that all such Surviving Debt shall be on terms and conditions satisfactory to the Lender Parties, (ii) have received duly executed and, if applicable, acknowledged, satisfactions, releases and terminations in form sufficient under applicable law to release, terminate and discharge all Liens securing Existing Debt other than Surviving Debt and (iii) be satisfied that Shoney's has accepted a tender offer for the Debentures and the LYONS on terms and conditions satisfactory to the Lender Parties.

        (d) Before giving effect to the transactions contemplated by this Agreement, there shall have occurred no Material Adverse Change since October 31, 1999.

        (e) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(e) (the "Disclosed Litigation") or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note or any other Transaction Document, or the consummation of the Transaction or the transactions contemplated hereby or thereby, and there shall have been no adverse change in the status, or financial effect on, any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(e).

        (f) The Lender Parties shall have completed a due diligence investigation of the Borrower and its Subsidiaries in scope, and with results, satisfactory to the Lender Parties, and nothing shall have come to the attention of the Lender Parties during the course of such due diligence investigation to lead them to believe that (i) the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect or
(ii) any changes or developments have occurred, or any new or additional information has come to their attention regarding Shoney's or any of its Subsidiaries or any aspect of the Transaction that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or adversely affect the Lender Parties or the Transaction; without limiting the generality of the foregoing, the Lender Parties shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Subsidiaries as they shall have requested.

        (g) All governmental and third party consents and approvals and authorizations of, notices and filings to or with, and other actions by any other Person necessary in connection with any aspect of the Transaction, any of the Transaction Documents or any of the other transactions contemplated thereby, other than third party consents and approvals described on Schedule 3.01(g) hereto that have not been obtained that relate to the Restructuring, shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender Parties) and shall remain in effect; all applicable waiting periods in connection with the Transaction shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the judgment of the Lender Parties, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

        (h) The Lender Parties shall be satisfied that there are no existing or potential material tax, ERISA or environmental liabilities, or other existing or potential material direct or contingent liabilities, other than such liabilities disclosed in the audited financial statements for the fiscal year ended October 31, 1999 of Shoney's and its Subsidiaries or described on
Schedule 3.01(h) hereto.

        (i) The Administrative Agent shall be satisfied with (i) all arrangements between the Borrower and its Subsidiaries, on the one hand, and Shoney's and its other Subsidiaries, on the other hand, and (ii) all tax sharing arrangements and administrative service agreements among Shoney's and its Subsidiaries, including the Borrower.

        (j) The Borrower shall have paid all accrued fees of the Administrative Agent and the Lender Parties and all accrued and invoiced expenses of the Administrative Agent and the Lender Parties (including the accrued and invoiced fees and expenses of counsel to the Administrative Agent, special intellectual property counsel to the Administrative Agent and local counsel to the Administrative Agent).

        (k) The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

                (i) The Notes payable to the order of the Lenders.

                (ii) Certified copies of the resolutions of the Board of Directors of the Borrower and each other Loan Party approving the Transaction, this Agreement, the Notes and each other Transaction Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transaction, this Agreement, the Notes and each other Transaction Document.

                (iii) A copy of the charter or certificate of formation, as applicable, of the Borrower and each other Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the Initial Extension of Credit) by the Secretary of State (or other appropriate officer) of the jurisdiction of its incorporation or formation as being a true and correct copy thereof.

                (iv) A copy of a certificate of the Secretary of State (or other appropriate officer) of the jurisdiction of its incorporation or formation, dated reasonably near the date of the Initial Extension of Credit, certifying that (A) the Borrower and each other Loan Party have paid all franchise taxes due prior to the date of such certificate and (B) the Borrower and each other Loan Party are duly incorporated or formed and in good standing under the laws of the jurisdiction of its incorporation or formation.

                (v) A copy of a certificate of the Secretary of State (or other appropriate officer) of each jurisdiction in which the Borrower and each other Loan Party transacts business, dated reasonably near the date of the Initial Extension of Credit, stating that the Borrower and each other Loan Party are duly qualified and in good standing as foreign corporations or limited liability companies, as applicable, in such State and have filed all annual reports required to be filed to the date of such certificate.

                (vi) A certificate of the Borrower and each other Loan
        Party, signed on behalf of the Borrower and such other Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the charter or certificate of formation, as applicable, of the Borrower or such other Loan Party since the date of the Secretary of State's certificate referred to in Section 3.01(k)(iii), (B) a true and correct copy of the bylaws or operating agreement, as applicable, of the Borrower and such other Loan Party as in effect on the date of the Initial Extension of Credit, (C) the due incorporation or formation and good standing of the Borrower and such other Loan Party as a corporation or limited liability company, as applicable, organized under the laws of the jurisdiction of its incorporation or formation, and the absence of any proceeding for the dissolution or liquidation of the Borrower or such other Loan Party,

        (D) the truth of the representations and warranties contained in the Transaction Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

                (vii) A certificate of the Secretary or an Assistant Secretary of the Borrower and each other Loan Party certifying the names and true signatures of the officers of the Borrower and such other Loan Party authorized to sign this Agreement, the Notes and each other Transaction Document to which they are or are to be parties and the other documents to be delivered hereunder and thereunder.

                (viii) A security agreement in substantially the form of Exhibit D (together with each other security agreement delivered pursuant to Section 5.01(l), in each case as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Security Agreement"), duly executed by the Borrower and each other Collateral Grantor together with:

                         (A) certificates representing the Pledged Shares
                accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

                         (B) executed copies of proper financing statements,
                to be filed under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral,

                         (C) completed requests for information, dated on or
                before the date of the Initial Extension of Credit, listing all effective financing statements filed as of the date of such requests in the jurisdictions referred to in clause (B) above that name the Borrower or any other Collateral Grantor as debtor, together with copies of such other financing statements that the Administrative Agent deems necessary or desirable,

                         (D) evidence of the insurance required by the terms
                of this Agreement,

                         (E) copies of the Assigned Agreements, and

                         (F) evidence that all other action that the
                Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken or that the necessary steps for such action have been taken.

                (ix) An intellectual property security agreement in substantially the form of Exhibit I (together with each other intellectual property security agreement delivered pursuant to
        Section 5.01(l), in each case as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Intellectual

        Property Security Agreement"), duly executed by the Borrower and each other Collateral Grantor together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Intellectual Property Security Agreement has been taken or that the necessary steps for such action have been taken.

                (x) A Pledge Agreement in substantially the form of Exhibit D-2 (together with each other pledge agreement delivered pursuant to Section 5.01(l), in each case as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Pledge Agreement"), duly executed by Shoney's, TPI and any other Person that holds any Equity Interests in the Borrower (other than the Trustee under the Voting Trust Agreement) together with:

                         (A) certificates representing the Pledged Shares
                accompanied by undated stock powers executed in blank,

                         (B) executed copies of proper financing statements,
                to be filed under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Pledge Agreement, covering the Collateral,

                         (C) completed requests for information, dated on or
                before the date of the Initial Extension of Credit, listing all effective financing statements filed as of the date of such requests in the jurisdictions referred to in clause (B) above that name Shoney's as debtor, together with copies of such other financing statements, and

                         (D) evidence that all other action that the
                Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Pledge Agreement has been taken or that the necessary steps for such action have been taken.

                (xi) A subsidiary guaranty in substantially the form of Exhibit G (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Subsidiary Guaranty"), duly executed by each Subsidiary Guarantor.

                (xii) Deeds of trust, trust deeds and mortgages in substantially the form of Exhibit F and covering each of the properties located in Florida listed on Schedule 3.01(k)(xii)(together with each other mortgage delivered pursuant to Section 5.01(l), (n) and (x), in each case as amended, supplemented or otherwise modified from time to time in accordance with their terms, the "Mortgages"), duly executed by the Borrower, together with:

                         (A) fully paid American Land Title Association
                Lender's Extended Coverage title insurance policies or in lieu thereof binding commitments therefor (the "Mortgage Policies") in form and substance, with endorsements and in amount, acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the properties listed on Schedule 3.01(k)(xii), free and clear of all defects (including, but not limited to, mechanics' and materialmen's Liens) and encumbrances, excepting only Permitted Encumbrances and receipt of surveys, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics' and materialmen's Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

                         (B) an appraisal of each of the properties indicated
                on Schedule 3.01(k)(xii) that are located in Florida, which appraisals shall be from Marshall & Stevens or any other Person acceptable to the Lender Parties and otherwise in form and substance satisfactory to the Lender Parties,

                         (C) evidence of the insurance required by the terms
                of this Agreement, and

                         (D) evidence that all other action that the
                Administrative Agent may reasonably deem necessary or desirable in order to create valid first and subsisting Liens on the properties listed on Schedule 3.01(k)(xii) has been taken or that the necessary steps for such action have been taken.

                (xiii) Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lender Parties shall have requested, including, without limitation, the Consolidated balance sheet as at May 14, 2000 for the Borrower and its Subsidiaries, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, audited annual financial statements of the Borrower and its Subsidiaries dated October 25, 1998 and October 31, 1999, interim year-to-date financial statements of the Borrower and its Subsidiaries for the twenty-eight week period ended May 14, 2000, a pro forma balance sheet and income statement of the Borrower and its Subsidiaries as of May 14, 2000 which gives effect to all elements of the Transaction to be effected on or before the Closing Date, and forecasts prepared by management of the Borrower in form and substance satisfactory to the Lender Parties, of balance sheets, income statements and cash flow statements on a fiscal quarterly basis for the Fiscal Year in which the Initial Extension of Credit occurs and on an annual basis for each Fiscal Year thereafter until the Termination Date.

                (xiv) Certificates substantially in the form of Exhibit K, attesting to the Solvency of the Loan Parties after giving effect to the elements of the Transaction to be effected on or before the Closing Date and the other transactions contemplated hereby, from its president, treasurer, controller, chief financial officer or principal financial officer.

                (xv) A letter, in form and substance satisfactory to the Administrative Agent, from the Borrower to Ernst & Young, its independent certified public accountants, advising such accountants that the Administrative Agent and the Lender Parties have been authorized to exercise (in the presence of a representative of the Borrower) all rights of the Borrower to require such accountants to disclose any and all financial statements and any other information of any kind that they may have with respect to the Borrower and its Subsidiaries and directing such accountants to comply with any reasonable request of the Administrative Agent for such information.

                (xvi) Evidence of insurance naming the Administrative Agent as an additional insured party with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to the Lender Parties, including, without limitation, business interruption insurance.

                (xvii) A favorable opinion of (A) Dinsmore & Shohl, LLP, counsel for the Borrower, in substantially the form of Exhibit H-1 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request, (B) Dewey Ballentine, special New York counsel for the Borrower, in substantially the form of Exhibit H-2 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request, and
        (C) Richards, Layton & Finger, P.A., special Delaware Counsel for the Borrower, in substantially the form of Exhibit H-3 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

                (xviii) Favorable opinions of local counsel in the States listed on Schedule 3.01(k)(xviii), in substantially the form of Exhibit J hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

                (xix) A favorable opinion of Shearman & Sterling, counsel for the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

                (xx) Certified copies of each of the Related Documents (other than the Office Lease), duly executed by the parties thereto and in form and substance satisfactory to the Lender Parties, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request.

        (l) The Administrative Agent shall have received executed and recordable Deeds with respect to all real property listed on Schedule 3.01(l), together with all (1) transfer tax or similar returns or filings required to be filed in connection with the recording of the Deeds, appropriately completed and executed and (2) an amount sufficient to pay all transfer taxes, stamp taxes, or similar taxes and all documentary, filing and recording fees, charges, and expenses.

        (m) The Administrative Agent shall have received executed and recordable UCC Fixture Filings in form and substance satisfactory to the Lender Parties sufficient to grant to the Administrative Agent a first priority security interest in all fixtures attached to all real property listed on Schedule 3.01(m).

        (n) The Borrower and Captain D's Properties shall have entered into that certain Master Lease in respect of all real property owned by Captain D's Properties or to be conveyed to Captain D's Properties in connection with the Transaction, in the form attached hereto as Exhibit N.

        (o) Shoney's and/or its Subsidiaries shall have obtained the Real Estate Financing on terms and conditions satisfactory to the Administrative Agent.

        (p) The Commissary shall have obtained the Commissary Financing on terms and conditions satisfactory to the Administrative Agent.

        (q) Shoney's shall have entered into the Amended and Restated Senior Credit Agreement on terms and conditions satisfactory to the Administrative Agent or the Senior Credit Facility shall have been terminated and all amounts due thereunder shall have been paid in full.

        (r) The Lender Parties shall be satisfied that, after giving effect to the Transaction, the pro forma Adjusted EBITDA of the Borrower and its Subsidiaries for the fiscal year ended October 31, 1999 is at least $39 million.

        (s) The Swing Line Bank shall have received the Cash Management Documentation in form and substance reasonably satisfactory to the Swing Line Bank.

        (t) The Borrower shall have been deeded all equipment and fixtures related to the Borrower's operations.

        SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance. The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by the Issuing Bank or a Working Capital Lender pursuant to Section 2.03(c) and a Working Capital Advance made by a Working Capital Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the Initial Extension of Credit), and the obligation of the Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit and the right of the Borrower to request the issuance or a renewal of a Letter of Credit, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance or Notice of Renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

                (i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date; and

                (ii) no event has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Appropriate Lender through the Administrative Agent may reasonably request.

        SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party's ratable portion of such Borrowing.

                                ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES

        SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

        (a) Each Loan Party (i) is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, (ii) is duly qualified and in good standing as a foreign corporation or limited liability company, as applicable, in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by the Persons and in the amounts set forth on Schedule 4.01(b) hereto free and clear of all Liens, except those permitted by or created under the Loan Documents.

        (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation or formation, as applicable, the number of shares of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party's Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those permitted by or created under the Loan Documents.

        (c) The execution, delivery and performance by each Loan Party of this Agreement, the Notes, each other Loan Document and each Related Document, to which it is or is to be a party, and the consummation of the Transaction and the other transactions contemplated hereby, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party's charter, bylaws, certificate of formation or operating agreement, as applicable, (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award imposed upon or applicable to such Loan Party, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties (except for (x) any conflict, breach or default which would not reasonably be expected to have a Material Adverse Effect and (y) certain leases set forth on Schedule 3.01(g) for which third party consents or approvals for assignment have not been obtained) or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which is reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect.

        (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, the Notes or any other Transaction Document to which it is or is to be a party, or for the consummation of the Transaction or the other transactions contemplated hereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Administrative Agent or any Lender Party of its rights under the Loan Documents or the Related Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (A) authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (B) the filing and recording of certain of the Collateral Documents as described herein.

        (e) This Agreement has been, and each of the Notes and each other Transaction Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each of the Notes and each other Transaction Document, when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms subject, as to enforcement only, to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability of the rights of creditors generally.

        (f) The Consolidated balance sheet of the Borrower and its Subsidiaries as at October 31, 1999, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as of May 14, 2000, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the 28 weeks then ended, duly certified by the chief financial officer or the principal financial officer of the Borrower, copies of which have been furnished to the Administrative Agent, fairly present, subject, in the case of said balance sheet as of May 14, 2000, and said statements of income and cash flows for the 28 weeks then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since October 31, 1999, there has been no Material Adverse Change.

        (g) The Consolidated forecasted balance sheets, income statements and cash flows statements of the Borrower and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(k)(xiii) or 5.03(e) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in the light of conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower's reasonable best estimate of its expected future financial performance based upon the assumptions set forth in such forecast.

        (h) Except as modified or supplemented in this Agreement or the other Loan Documents, neither the Information Memorandum nor any other information, exhibit or report furnished by any Loan Party to the Administrative Agent or any Lender Party in connection with the negotiation of the Transaction Documents or pursuant to the terms of the Transaction Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

        (i) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Transaction Document or the consummation of the Transaction or the other transactions contemplated hereby, and there has been no adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(e).

        (j) Except for the repurchase of the LYONS and the Debentures, no proceeds of any Advance or drawings under any Letter of Credit will be used to acquire any equity security of a class that is registered pursuant to
Section 12 of the Securities Exchange Act of 1934.

        (k) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

        (l) Following application of the proceeds of each Advance or drawing under each Letter of Credit, not more than 25 percent of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or 5.02(e) or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender Party or any Affiliate of any Lender Party relating to Debt and within the scope of Section 6.01(e) will be Margin Stock.

        (m) Set forth on Schedule 4.01(m) hereto is a complete and accurate list of all Plans, Multiemployer Plans and Welfare Plans.

        (n) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

        (o) As of the last annual actuarial valuation date, the funded current liability percentage, as defined in Section 302(d)(8) of ERISA, of each Plan exceeds 90% and there has been no material adverse change in the funding status of any such Plan since such date.

        (p) Schedule B (Actuarial Information), if applicable, to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

        (q) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

        (r) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

        (s) Except as set forth in the financial statements referred to in this Section 4.01 and in Section 5.03, the Loan Parties and their respective Subsidiaries have no material liability with respect to "expected post retirement benefit obligations" within the meaning of Statement of Financial Accounting Standards No. 106.

        (t) Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that would be reasonably likely to have a Material Adverse Effect.

        (u) The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without material ongoing obligations or costs, and no circumstances exist that would be reasonably likely to (i) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (ii) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

        (v) None of the properties currently or, to the knowledge of the Loan Parties and their Subsidiaries, formerly, owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the knowledge of the Loan Parties and their Subsidiaries, is adjacent to any such property, except for the properties that are listed on Schedule 4.01(v); there are no and, to the knowledge of the Loan Parties and their Subsidiaries, never have been, any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently or, to the knowledge of the Loan Parties and their Subsidiaries, formerly, owned or operated by any Loan Party or any of its Subsidiaries, in each case, the presence of which would be reasonably expected to have a Material Adverse Effect; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries in a form or condition which violates, or gives rise to liability under, Environmental Laws; and Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the knowledge of the Loan Parties and their Subsidiaries, formerly, owned or operated by any Loan Party or any of its Subsidiaries, in each case, the release, discharge or disposal of which would be reasonably expected to have a Material Adverse Effect.

        (w) Except for monitoring wells, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Loan Parties and their Subsidiaries, formerly, owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to have a Material Adverse Effect.

        (x) Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or subject to any charter or corporate restriction that would be reasonably likely to have a Material Adverse Effect.

        (y) The provisions of the Collateral Documents executed by the Loan Parties are effective to create, in favor of the Lenders, legal, valid and enforceable security interests in all right, title and interest of the Loan Parties in any and all of the collateral described therein, securing the Notes and all other Obligations from time to time outstanding under the Loan Documents, and each of such Collateral Documents, upon the due filing of UCC-1 Financing

Statements and Mortgages, the taking of possession of the Security Collateral as provided in the Security Agreement and the Pledge Agreement and the due filing of the Intellectual Property Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, shall create a fully perfected security interest in all right, title and interest of the Loan Parties in such collateral, superior in right to any liens, existing or future, which the Loan Parties or any creditors of or purchasers from, or any other Person, may have against such collateral or interests therein, except to the extent, if any, otherwise provided herein. Upon the due filing of UCC-1 Financing Statements and Mortgages and the due filing of the Intellectual Property Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, all filings and other actions necessary or desirable to perfect and protect such security interests will have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

        (z) Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties except any such taxes or charges which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained.

        (aa) Set forth on Schedule 4.01(aa) hereto is a complete and accurate list, as of the date hereof, of each taxable year of each Loan Party and each of its Subsidiaries and Affiliates for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an "Open Year").

        (bb) There are no adjustments to the Federal income tax liability of each Loan Party and each of its Subsidiaries and Affiliates proposed by the Internal Revenue Service with respect to Open Years. No issues have been raised by the Internal Revenue Service in respect of Open Years that, in the aggregate, would be reasonably likely to have a Material Adverse Effect.

        (cc) The aggregate unpaid amount, as of the date hereof, of adjustments to the state, local and foreign tax liability of each Loan Party and its Subsidiaries and Affiliates proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns) does not exceed $250,000. No issues have been raised by such taxing authorities that, in the aggregate, would be reasonably likely to have a Material Adverse Effect.

        (dd) No "ownership change" as defined in Section 382(g) of the Internal Revenue Code, and no event that would result in the application of the "separate return limitation year" or "consolidated return change of ownership" limitations under the Federal income tax consolidated return regulations, has occurred with respect to the Borrower since October 31, 1999.

        (ee) Neither any Loan Party nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an

"investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

        (ff) The Borrower and each of its Subsidiaries is, individually and together with its Subsidiaries, Solvent.

        (gg) Set forth on Schedule 4.01(gg) hereto is a complete and accurate list of all Debt of the Borrower and its Subsidiaries (other than Debt of a Loan Party to another Loan Party) existing as of the date hereof (the "Existing Debt"), showing as of the date hereof the principal amount outstanding thereunder.

        (hh) Set forth on Schedule 4.01(hh) hereto is a complete and accurate list of all Debt of the Borrower and its Subsidiaries (other than Debt of a Loan Party to another Loan Party) which will remain outstanding after application of the proceeds from the Initial Borrowing (the "Surviving Debt"), showing as of the date hereof the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

        (ii) Set forth on Schedule 4.01(ii) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries, showing as of the date hereof the street address, state, record owner and, if appraised by Marshall & Stevens, the appraised value thereof. Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to the real property identified as being owned by it on Schedule 4.01(ii), free and clear of all Liens, other than Liens created or permitted by the Loan Documents. Except for limitations, restrictions, easements, burdens, rights or other encumbrances on properties with an aggregate value not in excess of $5,000,000, no real property owned by any Loan Party is subject to any (A) purchase option, reverter or other limitation, restriction, interest, burden, right or other encumbrance by which such real property or any portion thereof may be required to be forfeited, defeased, surrendered or conveyed or
(B) any other limitation, restriction, easement, burden, right or other encumbrance, in either case which would or may materially adversely affect the ability of the Loan Party which currently owns (or which, upon consummation of the conveyances, by merger or otherwise, herein contemplated, will own) such real property to continue to use such real property as used on the date hereof. No Loan Party is aware of any action to enforce any limitation, restriction, easement, burden, right or other encumbrance pertaining to real property owned or to be owned by such Loan Party which would or may materially adversely affect the ability of the Loan Party which currently owns (or which, upon consummation of the conveyances, by merger or otherwise, herein contemplated, will own) such real property to continue to use such real property as used on the date hereof.

        (jj) Set forth on Schedule 4.01(jj) hereto is a complete and accurate list of all leases of real property (other than office leases and storage facility leases) to which any Loan Party or any of its Subsidiaries is the lessee, showing as of the date hereof the address, lessee and annual rental cost thereof.

        (kk) Set forth on Schedule 4.01(kk) hereto is a complete and accurate list of all Investments held by any Loan Party or any of its Subsidiaries, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

        (ll) Schedules II and III, collectively, to the Intellectual Property Security Agreement contain a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof (other than to franchisees), of each Loan Party or any of its Subsidiaries, showing as of the date hereof (i) in the case of registrations therefor, the jurisdiction in which registered, the registration number, the date of registration and the expiration date and
(ii) in the case of pending applications therefor, the jurisdiction in which filed, the application number and the date of filing.

        (mm) There are no more than eight real properties for which the Borrower is required to deliver environmental database searches and ASTM Environmental Site Assessment Transaction Screen Questionnaires pursuant to
Section 5.01(x)(ii).

                                 ARTICLE V

                          COVENANTS OF THE BORROWER

        SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

        (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

        (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent,
(i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

        (c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits except in the cases where the failure to so comply is not reasonably likely to have a Material Adverse Effect; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

        (d) Maintenance of Insurance. (i) Maintain, and cause each of its Subsidiaries to maintain (A) casualty insurance insuring all buildings, structures and improvements owned or leased by the Borrower or any Subsidiary (including, without limitation, all Improvements (as defined under each Mortgage) now or hereafter constituting a part of the Mortgaged Property (as defined under each Mortgage)) against damage by fire and the other hazards covered by a standard all-risk, extended coverage insurance policy for the full insurable value thereof (which, unless the Administrative Agent shall otherwise agree in writing, shall mean the full repair and replacement value thereof without reduction for depreciation or co-insurance), (B) business interruption or rental insurance in an amount adequate to cover continuing expenses during any period of repairs or restoration which amount shall at least be equal to twelve month's anticipated gross income from each of such premises, and (C) Commercial General Liability Insurance in respect of the operation of all such properties as may from time to time be specified by the Administrative Agent, but in no event less than $1,000,000 combined single limit and $25,000,000 umbrella or excess coverage. In addition, the Administrative Agent may require the Borrower and each of its Subsidiaries to carry such other insurance on such properties in such amounts as may from time to time reasonably be required by institutional lenders, against insurable casualties including, without limitation, the following types of insurance: flood (including surface waters) if any such property is located in an area identified by the Secretary of Housing and Urban Development or any other official having jurisdiction as having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973 (as the foregoing may be modified or amended and any successor acts thereto), in an amount at least equal to the full repair and replacement value of such property or the maximum limit of coverage available under said Act in respect thereof, whichever is less; automobile; Builder's Risk; sinkhole; earthquake; boiler and machinery; all in amounts adequate to cover repair and replacement expenses; and contingent liability in connection with any loss arising from the fact that any improvement is deemed to be non-conforming property, which at the time are commonly insured against in the case of mortgaged property similarly situated, due regard being given to the site and the type of the building, and the construction, location, utilities and occupancy or any replacements or substitutions therefor.

                (ii) All liability insurance policies required pursuant to clause (i) of this Section 5.01(d) in respect of any Mortgaged Property (as defined in the Mortgages) shall name the Administrative Agent as an additional insured thereunder, and all other insurance policies in respect of any property encumbered by a Mortgage, to the extent reasonably possible, or otherwise maintained by the Borrower and/or any of its Subsidiaries shall name the Administrative Agent as the mortgagee under New York long form non-contributory endorsements. All insurance policies and endorsements required to be maintained under this Section 5.01(d) shall be fully paid or paid pursuant to an installment program offered to the Borrower and/or any of its Subsidiaries by the insurer or its broker/agent, provided that the installments are paid on or before the due date thereof so that all required insurance coverage is maintained without interruption. All such insurance policies required to be maintained by the Borrower and/or any of its Subsidiaries shall contain such provisions and expiration dates, and be in such form and issued by such insurance companies qualified and licensed to do business in the jurisdiction in which its insurable property is located, as may be reasonably acceptable to the Administrative Agent. All insurance companies issuing insurance required pursuant to clause
        (i) of this Section 5.01(d) for property on behalf of the Borrower and/or any of its Subsidiaries shall have a Best Insurance Guide Rating of A-/XIII or better. Any coverage required to be maintained pursuant to clause (i) of this Section may be maintained under a blanket insurance policy provided such policy otherwise satisfies the requirements of this Section. Each such policy required to be maintained by the Borrower and/or any of its Subsidiaries shall provide that such policy may not be cancelled or materially changed except upon not less than thirty (30) days' prior written notice to the Administrative Agent of the intention of non-renewal, cancellation or material change and that no act or thing done by the Borrower and/or any of its Subsidiaries shall invalidate the policy as against the Administrative Agent. In the event the Borrower and/or any of its Subsidiaries fails to maintain insurance in compliance with clause (i) of this Section 5.01(d) or, in the event that a notice of non-renewal, cancellation or material change is given to the Administrative Agent, as aforesaid, and within ten (10) days after the delivery of such notice the Borrower and/or its applicable Subsidiary shall fail to deliver to the Administrative Agent evidence of the purchase of a substitute policy of insurance or a renewal of the existing policy of insurance, the Administrative Agent may, after ten (10) days' notice to the Borrower and/or its applicable Subsidiary (or, if the policy in question shall sooner expire or be terminated, on or after the day before the date of such expiration or termination) but shall not be obligated to, obtain such insurance and pay the premium therefor and the Borrower and/or its applicable Subsidiary shall, on demand, reimburse the Administrative Agent for all sums, advances and reasonable expenses incurred in connection therewith, together with interest thereon at the rate of interest applicable under Section 2.07(b) for Prime Rate Advances upon the occurrence of an Event of Default from the date such amounts are advanced until the same are paid to the Administrative Agent.

                (iii) Neither the Borrower nor any of its Subsidiaries shall carry separate or additional insurance concurrent in form or contributing, in the event of loss, with that required by clause (i) of this Section 5.01(d) hereunder unless endorsed in favor of the Administrative Agent as additional insured or mortgagee, as applicable, and otherwise acceptable to the Administrative Agent in all respects.

                (iv) In the event of foreclosure of any Mortgage or other transfer of title or assignment of the premises encumbered thereby in extinguishment, in whole or in part, of the Obligations secured thereby, all right, title and interest of the Borrower and any of its Subsidiaries in and to all policies of insurance required under clause (i) of this Section 5.01(d) or otherwise then in force with respect to such premises and all proceeds payable thereunder and unearned premiums thereon shall immediately vest in the purchaser or other transferee of such premises.

                (v) The Borrower covenants that it has delivered to the Administrative Agent, and shall, from time to time as may be requested by the Administrative Agent, deliver to the Administrative Agent, the policies of insurance (or, if such policies are not yet available, unconditional binders to issue the same), or certificates thereof, that may be requested by the Administrative Agent to confirm that the insurance required under the terms of the Loan Documents is in place and in full force and effect.

                (vi) The Borrower shall, at its own expense, maintain and cause each of its Subsidiaries, at their own expense, to maintain, insurance with respect to the Equipment pledged by the Borrower and each such Subsidiary under the Security Agreement in such amounts, against such risks, in such form and with such insurers, as shall be satisfactory to the Administrative Agent from time to time. Each policy for liability insurance shall provide for all losses to be paid on behalf of the Administrative Agent and the Borrower or the Subsidiary of the Borrower pledging such Equipment, as applicable, as their interests may appear, and each policy for property damage insurance shall provide for all losses (except for losses of less than $200,000 per occurrence) to be paid directly to the Administrative Agent. Each such policy shall in addition (i) name the Borrower or its Subsidiary that owns the Equipment covered thereunder and the Administrative Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Administrative Agent) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to the Administrative Agent notwithstanding any action, inaction or breach of representation or warranty by the Borrower or such Subsidiary of the Borrower, as applicable, (iii) provide that there shall be no recourse against the Administrative Agent for payment of premiums or other amounts with respect thereto and (iv) provide that at least 10 days' prior written notice of cancellation or of lapse shall be given to the Administrative Agent by the insurer. The Borrower shall and shall cause each of its Subsidiaries, if so requested by the Administrative Agent, to deliver to the Administrative Agent original or duplicate policies of such insurance and, as often as the Administrative Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance. Further, at the request of the Administrative Agent, the Borrower shall, and shall cause each of its Subsidiaries to duly exercise and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 9 of the Security Agreement and cause the insurers to acknowledge notice of such assignment.

                (vii) Reimbursement under any liability insurance maintained by the Borrower or any of its Subsidiaries pursuant to clause (vi) of this Section 5.01(d) may be paid directly to the Person who shall have incurred liability covered by such insurance. In case of any loss involving damage to Equipment when clause (viii) of this Section 5.01(d) is not applicable, the Borrower shall, and shall cause each of its Subsidiaries to make or cause to be made the necessary repairs to or replacements of the Equipment that it owns, and any proceeds of insurance maintained by the Borrower or such Subsidiary of the Borrower, as applicable, pursuant to clause (vi) of this Section 5.01(d) shall be paid to the Borrower or such Subsidiary of the Borrower, as applicable, as reimbursement for the costs of such repairs or replacements.

                (viii) Upon the occurrence and during the continuance of any Event of Default or the actual or constructive total loss (in excess of $200,000 per occurrence) of any Equipment pledged by the Borrower or such Subsidiary of the Borrower, as applicable, under the Security Agreement, all insurance payments in respect of such

        Equipment shall be paid to and applied by the Administrative Agent as specified in Section 20(b) of the Security Agreement.

        (e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that the Borrower and its Subsidiaries may consummate (i) the Restructuring on terms satisfactory to the Lender Parties and (ii) any merger or consolidation permitted under Section 5.02(d); provided further, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the board of directors of the Borrower or such Subsidiary or equivalent governing body shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof does not have a Material Adverse Effect.

        (f) Visitation Rights. At any reasonable time and from time to time, permit the Administrative Agent or any of the Lender Parties or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers and in the presence of the Borrower or its Subsidiaries, with their independent certified public accountants; provided, however, that any such visitation by any Lender Party or any agent or representative thereof shall be done in coordination with the Administrative Agent.

        (g) Preparation of Environmental Reports. Upon the occurrence and during the continuance of an Event of Default or upon the occurrence of an event which gives the Lender Parties a reasonable basis for concern as to environmental matters, then at the request of the Administrative Agent from time to time, provide to the Lender Parties within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its or its Subsidiaries properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request, to the Administrative Agent, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

        (h) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

        (i) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and except for such failure to so maintain which would not reasonably be expected to have a Material Adverse Effect.

        (j) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

        (k) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate; provided, however, that nothing in this Section 5.01(k) shall prevent (i) the transfer of assets from (x) Shoney's or its Subsidiaries or Affiliates to the Borrower or any of its Subsidiaries or (y) the Borrower or Captain D's Properties to Shoney's or any of its Subsidiaries or Affiliates so long as such assets are not used in the operation of the Borrower's business, in each case on terms and conditions consistent with those described in the Information Memorandum and otherwise satisfactory to the Lender Parties in connection with the Transaction, (ii) the assignment of existing Hedge Agreements from Shoney's to the Borrower, (iii) the issuance of preferred stock and/or subordinated debt (in an aggregate amount not to exceed $5 million) issued to an Affiliate to finance research and development expenditures of the Borrower; provided no Default or Event of Default exists immediately before or after giving effect to such transaction, and (iv) the transfer of fixtures from Shoney's and/or its Subsidiaries to the Borrower.

        (l) Covenant to Give Security. Upon the request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, and at the expense of the Borrower, (i) within 10 days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Borrower and its Subsidiaries in detail reasonably satisfactory to the Administrative Agent, (ii) within 15 Business Days after such request, duly execute and deliver to the Administrative Agent mortgages, pledges, assignments and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the Borrower under the Loan Documents and constituting Liens on all such properties, (iii) within 30 days after such request, take whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the security agreements delivered pursuant to this Section 5.01(l), enforceable against all third parties in accordance with their terms, (iv) within 60 days after such request, deliver to the Administrative Agent a signed copy of a favorable opinion, addressed to the Administrative Agent, of counsel for the Borrower reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i), (ii) and (iii) above, as to such security agreements being legal, valid and binding obligations of the Borrower and its Subsidiaries enforceable in accordance with their terms and as to such other matters as the Administrative Agent may reasonably request, (v) as promptly as practicable after such request, deliver to the Administrative Agent surveys meeting the criteria specified in Section 5.01(x)(i)(B) and Mortgage Policies as to each parcel of real property subject to such request and (vi) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem desirable in obtaining the full benefits of, or in preserving the Liens of, such security agreements.

        (m) Interest Rate Hedging. Within 45 days following the Closing Date, enter into and maintain at all times thereafter, interest rate Hedge Agreements with Persons acceptable to the Administrative Agent, covering at least 50% of the outstanding principal balance of the Term Facilities and providing for such Persons to make payments thereunder for a period of no less than 2 years to the extent of increases in interest rates based on the Eurodollar Rate.

        (n) Transfer of Real Property. Within 45 days following the date of the Initial Extension of Credit, (1) transfer all of the real property listed on Schedule 5.01(n) and which was not transferred on or prior to the Initial Extension of Credit to Captain D's Properties (provided that such real property shall not have an aggregate market value in excess of $5 million) on terms reasonably satisfactory to the Administrative Agent and deliver to the Administrative Agent signed copies of favorable opinions addressed to the Lender Parties, of counsel reasonably acceptable to the Administrative Agent in substantially the form of Exhibit J as to the right, title and interest of Captain D's Properties in such real property (or confirming the opinion delivered by such counsel pursuant to Section 3.01(k)(xvii)), (2) deliver to the Administrative Agent evidence satisfactory to the Administrative Agent that all satisfactions, releases and terminations necessary to release any Liens on such real properties (other than Liens created by the Loan Documents) shall have been filed in the appropriate filing offices, and (3) record all UCC Fixture Filings with respect to such real properties as the Administrative Agent may reasonably request and pay as and when due all transfer taxes, stamp taxes or similar taxes and all documentary filing and recording fees, charges and expenses due in connection with such filing.

        (o) SPV Subsidiaries' Separate Limited Liability Company Existence.
(i) Do, and shall cause each of the SPV Subsidiaries to do, all things necessary to maintain its limited liability company existence separate and apart from the Borrower, any division thereof and any Affiliate thereof and
(ii) without limiting the foregoing provisions of clause (i), cause each SPV Subsidiary to:

                         (A) conduct its affairs strictly in accordance with
                its certificate of formation and operating agreement and observe all necessary, appropriate and customary corporate formalities, including, but not limited to, holding meetings of its board of directors and its members as required by its certificate of formation and operating agreement, maintaining a separate and current minute book and passing all resolutions or consents necessary to authorize actions taken or to be taken;

                         (B) not suffer any limitation on the authority of
                its members to conduct its business and affairs in accordance with their independent business judgment, or authorize or suffer any Person other than its members to act on its behalf with respect to matters (other than matters customarily delegated to others under powers of attorney) for which a limited liability company's own members would customarily be responsible;

                         (C) maintain a separate telephone number from those
                of the Borrower, or any Affiliate of the Borrower;

                         (D) allocate all overhead expense (including,
                without limitation, telephone and other utility charges and legal, auditing and other professional services) for items shared between it and the Borrower, any other Affiliate of the Borrower, or any other Person on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

                         (E) the Borrower shall maintain on its books and
                records separate accounts for each of the SPV Subsidiaries, including without limitation, payroll and intercompany transaction accounts, separate and apart from those of the Borrower and each other Affiliate of the Borrower or of any other Person to reflect the financial statements of such SPV Subsidiary separate and apart from the financial statements of the Borrower, any other Affiliate of the Borrower or any other Person (other than as they may be presented or consolidated on a consolidated basis), and each SPV Subsidiary shall have its own letterhead;

                         (F) prepare financial statements for each SPV
                Subsidiary and ensure that any audited consolidated financial statements of the Borrower or any of their other Affiliates that include such SPV Subsidiary have notes clearly stating that such SPV Subsidiary is a limited liability company (operated as a subsidiary and not as a division) and that its assets will be available first and foremost to satisfy the claims of its own creditors;

                         (G) unless the separate ownership of such funds or
                assets are properly reflected on the financial statements of the applicable Loan Parties, not commingle funds or other assets of such SPV Subsidiary with those of the Borrower, any other Affiliate of the Borrower or any other Person;

                         (H) maintain its assets in such a manner that it
                will not be difficult or costly to segregate, ascertain or otherwise identify the individual assets of such Subsidiary, separate from those of the Borrower, any other Affiliate of the Borrower or any other Person;

                         (I) not permit the Borrower, any other Affiliate of
                the Borrower or any other Person to pay any of its operating expenses except for payments to be reimbursed in the ordinary course of business;

                         (J) maintain an arm's length relationship with the
                Borrower and each other Affiliate of the Borrower and not hold itself out, and will use its best efforts to prevent the Borrower or any other Affiliate of the Borrower from holding itself out, as ultimately responsible for its debts or the decisions or actions respecting its daily business and affairs;

                         (K) require that all of its full-time employees, if
                any, identify themselves as such and not as employees of the Borrower, any other Affiliate of the Borrower or any other Person (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as its employees); and

                         (L) maintain capitalization adequate for the conduct
                of its business and account for and manage its own liabilities separate from those of any other Person, including payment of all payroll and administrative expenses and taxes from its own assets.

        (p) Shoney's Separate Corporate Existence. Do all things necessary to maintain the corporate existence of the Borrower separate and apart from Shoney's, any division thereof and any Affiliate thereof, including:

                (i) conduct its affairs strictly in accordance with its articles of incorporation and observe all necessary, appropriate and customary corporate formalities, including, but not limited to, holding meetings of its board of directors and its shareholders as required by its charter and bylaws, maintaining a separate and current minute book and passing all resolutions or consents necessary to authorize actions taken or to be taken;

                (ii) not suffer any limitation on the authority of its directors and officers to conduct its business and affairs in accordance with their independent business judgment, or authorize or suffer any person other than its officers and directors to act on its behalf with respect to matters (other than matters customarily delegated to others under powers of attorney) for which a corporation's own officers and directors would customarily be responsible;

                (iii) maintain a separate telephone number from those of Shoney's, or any Affiliate of Shoney's;

                (iv) allocate all overhead expense (including, without limitation, telephone and other utility charges and legal, auditing and other professional services) for items shared between it and Shoney's, any other Affiliate of Shoney's, or any other Person on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

                (v) agree with Shoney's that  Shoney's will, pursuant to
        Section 7 of the Pledge Agreement, maintain on its books and records separate accounts for the Borrower, including without limitation, payroll and intercompany transaction accounts, separate and apart from those of Shoney's and each other Affiliate of Shoney's or of any other Person to reflect the financial statements of the Borrower separate and apart from the financial statements of Shoney's, any other Affiliate of Shoney's or any other Person (other than as they may be presented or consolidated on a consolidated basis), and the Borrower shall have its own letterhead;

                (vi) prepare financial statements for the Borrower and ensure that any audited consolidated financial statements of Shoney's or any of its other Affiliates that include the Borrower have notes clearly stating that the Borrower is a corporate entity (operated as a subsidiary and not as a division) and that its assets will be available first and foremost to satisfy the claims of its own creditors;

                (vii) unless the separate ownership of such funds or assets are properly reflected in the financial statements of the applicable Loan Parties, not commingle funds or other assets of the Borrower with those of Shoney's, any other Affiliate of Shoney's or any other Person;

                (viii) maintain its assets in such a manner that it will not be difficult or costly to segregate, ascertain or otherwise identify the individual assets of the Borrower, separate from those of Shoney's, any other Affiliate of Shoney's or any other Person;

                (ix) not permit Shoney's, any other Affiliate of Shoney's, or any other Person to pay any of the operating expenses of the Borrower except for payments to be reimbursed in the ordinary course of business;

                (x) maintain an arm's-length relationship with Shoney's and each other Affiliate of Shoney's and not hold itself out, and will use its best efforts to prevent Shoney's or any other Affiliate of Shoney's from holding itself out, as ultimately responsible for the debts of the Borrower or the decisions or actions respecting the daily business and affairs of the Borrower;

                (xi) require that all of its full-time employees, if any, identify themselves as such and not as employees of, Shoney's any other Affiliate of Shoney's or any other Person (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as its employees); and

                (xii) maintain capitalization adequate for the conduct of its business and account for and manage its own liabilities separate from those of any other Person, including payment of all payroll and administrative expenses and taxes from its own assets.

        (q) TPI Separate Corporate Existence. Do all things necessary to maintain the corporate existence of the Borrower separate and apart from TPI, any division thereof and any Affiliate thereof, including:

                (i) conduct its affairs strictly in accordance with its articles of incorporation and observe all necessary, appropriate and customary corporate formalities, including, but not limited to, holding meetings of its board of directors and its shareholders as required by its charter and bylaws, maintaining a separate and current minute book and passing all resolutions or consents necessary to authorize actions taken or to be taken;

                (ii) not suffer any limitation on the authority of its directors and officers to conduct its business and affairs in accordance with their independent business judgment, or authorize or suffer any person other than its officers and directors to act on its behalf with respect to matters (other than matters customarily delegated to others under powers of attorney) for which a corporation's own officers and directors would customarily be responsible;

                (iii) maintain a separate telephone number from those of TPI, or any Affiliate of TPI;

                (iv) allocate all overhead expense (including, without limitation, telephone and other utility charges and legal, auditing and other professional services) for items shared between it and TPI, any other Affiliate of TPI, or any other Person on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

                (v) agree with TPI that TPI will, pursuant to Section 8 of the Pledge Agreement, maintain on its books and records separate accounts for the Borrower, including without limitation, payroll and intercompany transaction accounts, separate and apart from those of TPI and each other Affiliate of TPI or of any other Person to reflect the financial statements of the Borrower separate and apart from the financial statements of TPI, any other Affiliate of TPI or any other Person (other than as they may be presented or consolidated on a consolidated basis), and the Borrower shall have its own letterhead;

                (vi) prepare financial statements for the Borrower and ensure that any audited consolidated financial statements of TPI or any of its other Affiliates that include the Borrower have notes clearly stating that the Borrower is a corporate entity (operated as a subsidiary and not as a division) and that its assets will be available first and foremost to satisfy the claims of its own creditors;

                (vii) unless the separate ownership of such funds or assets are properly reflected in the financial statements of the applicable Loan Parties, not commingle funds or other assets of the Borrower with those of TPI, any other Affiliate of TPI or any other Person;

                (viii) maintain its assets in such a manner that it will not be difficult or costly to segregate, ascertain or otherwise identify the individual assets of the Borrower, separate from those of TPI, any other Affiliate of TPI or any other Person;

                (ix) not permit TPI, any other Affiliate of TPI, or any other Person to pay any of the operating expenses of the Borrower except for payments to be reimbursed in the ordinary course of business;

                (x) maintain an arm's-length relationship with TPI and each other Affiliate of TPI and not hold itself out, and will use its best efforts to prevent TPI or any other Affiliate of TPI from holding itself out, as ultimately responsible for the debts of the Borrower or the decisions or actions respecting the daily business and affairs of the Borrower;

                (xi) require that all of its full-time employees, if any, identify themselves as such and not as employees of, TPI any other Affiliate of TPI or any other Person (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as its employees); and

                (xii) maintain capitalization adequate for the conduct of its business and account for and manage its own liabilities separate from those of any other Person, including payment of all payroll and administrative expenses and taxes from its own assets.

        (r) Deeds. The Borrower shall cause Shoney's at its expense to (i) promptly cause all Deeds required to be delivered under this Agreement with respect to the real property listed on Schedule 3.01(l) as a condition to the Initial Extension of Credit to be recorded in the appropriate offices and jurisdictions so as to convey to the Borrower or Captain D's Properties all real property set forth on Schedule 3.01(l) required to be conveyed to it under this Agreement, (ii) cause to be timely completed and filed all transfer tax or similar returns or filings required to be filed in connection with the recording of the Deeds, (iii) pay as and when due all transfer taxes, stamp taxes, or similar taxes and all documentary, filing and recording fees, charges, and expenses due in connection with such recording and (iv) promptly provide the Administrative Agent with all recording information and satisfactory evidence that all filings and payments required to be filed and paid in connection with the recording of the Deeds have been filed and paid.

        (s) UCC Fixture Filings. The Borrower shall at the Borrower's expense (i) promptly cause all UCC Fixture Filings required to be delivered under this Agreement as a condition to the Initial Extension of Credit to be recorded in the appropriate offices and jurisdictions, (ii) cause to be timely completed and filed all transfer tax or similar returns or filings required to be filed in connection with the filing of such UCC Fixture Filings, (iii) pay as and when due all transfer taxes, stamp taxes, or similar taxes and all documentary, filing and recording fees, charges, and expenses due in connection with such filing and (iv) promptly provide the Administrative Agent with all recording information and satisfactory evidence that all filings and payments required to be filed and paid in connection with the filing of the UCC Fixture Filings have been filed and paid.

        (t) Satisfactions, Releases and Terminations. The Borrower shall at the Borrower's expense (i) promptly cause all satisfactions, releases and terminations required to be delivered by Borrower pursuant to this Agreement as a condition to the Initial Extension of Credit to be recorded in each jurisdiction required in order to release all Liens securing all Existing Debt other than the Liens securing Surviving Debt and (ii) shall promptly provide the Administrative Agent with all recording information and satisfactory evidence that all such satisfactions, releases and terminations filings have been filed.

        (u) Termination of Financing Statements. Upon the request of the Administrative Agent, and at the expense of the Borrower, within 30 days after such request, furnish to the Administrative Agent proper termination statements on Form UCC-3 covering such financing statements as the Administrative Agent may reasonably request that were listed in the complete requests for information referred to in Section 3.01(k)(x)(C).

        (v) Performance of Related Documents. Perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms and provisions of each Related Document to be performed or observed by it, maintain each such Related Document in full force and effect in all material respects, enforce such Related Document in accordance with its terms except when such failure would not reasonably be expected to have a Material Adverse Effect, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon the reasonable request of the Administrative Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Related Document.

        (w) Consents and Approvals. Obtain and deliver to the Administrative Agent a copy of at least 50% of the third party consents and approvals with respect to the transfer of such leaseholds to the Borrower set forth on
Schedule 3.01(g) within 6 months after the Closing Date, and deliver to the Administrative Agent no less frequently than monthly a revised Schedule 3.01(g) reflecting an updated list of such approvals and consents that have not been obtained as of such date.

        (x) Conditions Subsequent to the Closing Date. (i) Within 210 days after the Closing Date, furnish to the Administrative Agent deeds of trust, trust deeds and mortgages in substantially the form of Exhibit F and covering the all fee simple properties of the Borrower and its Subsidiaries listed on
Schedule 5.01(x)(i), duly executed by the Borrower, together with:

                         (A) fully paid American Land Title Association
                Lender's Extended Coverage title insurance policies or in lieu thereof binding commitments therefor (the "Mortgage Policies") in form and substance, with endorsements and in amount, acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the properties listed on
                Schedule 5.01(x)(i), free and clear of all defects (including, but not limited to, mechanics' and materialmen's Liens) and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics' and materialmen's Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

                         (B) American Land Title Association form surveys for
                each of the properties listed on Schedule 5.01(x)(i), dated no more than 60 days before the date of recordation of the applicable Mortgage, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

                         (C) an appraisal of each of the properties indicated
                on Schedule 5.01 (x)(i), which appraisals shall be from Marshall & Stevens or any other Person acceptable to the Lender Parties and otherwise in form and substance satisfactory to the Lender Parties,

                         (D) evidence of the insurance required by the terms
                of this Agreement, and

                         (E) evidence that all other action that the
                Administrative Agent may reasonably deem necessary or desirable in order to create valid first and subsisting Liens on the properties listed on Schedule 5.01(x)(i) has been taken or that the necessary steps for such action have been taken.

                (ii) To the extent not previously delivered to the Administrative Agent, furnish to the Administration Agent within 60 days after the Closing Date (A) environmental database searches, with results acceptable to the Administrative Agent, with respect to the properties acquired since November 28, 1997, and (B) completed ASTM Environmental Site Assessment Transaction Screen Questionnaires, with results acceptable to the Administrative Agent, with respect to the properties acquired since November 28, 1997.

                (iii) Within 30 days after the Closing Date, furnish to the Administrative Agent with respect to each of the real properties located in Florida listed on Schedule 3.01(k)(xii) hereto:

                         (A)  Final Mortgage Policies delivered pursuant to
                Section 3.01(k)(xii) reissued by the title issuer without survey exceptions in form and substance, with endorsements and in amount, acceptable to the Administrative Agent, and

                         (B) American Land Title Association form surveys for
                each of the properties listed on Schedule 3.01(k)(xii), dated no more than 60 days before the day of the Initial Extension of Credit, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

                (iv) Within thirty (30) days after the Closing Date, furnish to the Administrative Agent copies of confirmatory deeds or certificates of merger evidencing that all property held by the Borrower or Captain D's Properties on the Closing Date relating to a "Shoney's" restaurant has been transferred to Shoney's, Inc. or one of its Affiliates (other than the Borrower or its Subsidiaries).

                (v) (x)Within thirty (30) days after the Closing Date, furnish to the Administrative Agent a certified copy of the Office Lease duly executed by the parties thereto, and (y) within forty-five
        (45) days after the Closing Date, furnish to the Administrative Agent certified copies of the Administrative Services Agreements duly executed by the parties thereto.

                (vi) (x)Within 10 Business Days after the Closing Date, transfer to Captain D's Realty all of the leasehold interests held by the Borrower that may be assigned without the consent of any third party or for which such third party consents have been obtained, (y) within 120 days after the Closing Date, use its best efforts to obtain and deliver to the Administrative Agent a copy of at least 50% of the third party consents and approvals set forth on Schedule 3.01(g) (as of the Closing Date) pertaining to such transfer and (z) promptly after receiving any third party consent after the Closing Date, transfer the applicable leasehold interest to Captain D's Realty, and deliver no less frequently than monthly a list of leasehold interests so transferred during such period.

        SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will not, at any time:

        (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions the following:

                (i) Liens created under the Loan Documents;

                (ii) Permitted Liens;

                (iii) Liens securing the Surviving Debt or any other Debt described in Section 5.02(b)(iv)(E) and other Liens existing on the date hereof and described on Schedule 5.02(a) hereto;

                (iv) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) at the time of acquisition, construction or improvement of the property or equipment subject thereto shall not exceed 100% the cost of such property or equipment, construction or improvement or of the then fair value thereof, whichever shall be less and that any such Debt shall be subject to the limits set forth in Section 5.02(b)(iv)(B);

                (v) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iv)(C); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

                (vi) other Liens securing Debt outstanding in an aggregate principal amount not to exceed $2,500,000, provided that no such Lien shall extend to or cover any Collateral;

                (vii) the replacement, extension or renewal of any Lien permitted by clause (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby;

                (viii) judgment liens securing amounts not in excess of $1,000,000 in existence less than thirty days after the entry thereof or with respect to which execution has been stayed or with respect to which the appropriate insurance carrier has agreed in writing that there is full coverage (subject to a customary deductible not in excess of $1,000,000) by insurance;

                (ix) materialmen's, mechanic's, carriers', workmen's and repairmen's Liens, provided that the Borrower or the applicable Subsidiary is contesting in good faith and at its own expense the validity or applicability of any such Lien by an appropriate legal proceeding which proceeding must operate to prevent the sale or forfeiture of the real property or any part thereof encumbered by such Lien; provided further that during the pendency of such contest, the Borrower or the applicable Subsidiary shall cause security satisfactory to Administrative Agent to be provided, assuring the discharge of the Borrower's or the applicable Subsidiary's obligations that are the subject of such contest and of any additional interest charge, penalty or expense arising from or incurred as a result of such contest; and

                (x) Liens on the assets of Captain D's Realty securing the Debt permitted by Section 5.02(b)(vii).

        (b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

                (i) in the case of the Borrower, Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates incurred in the ordinary course of business and consistent with prudent business practice the aggregate Agreement Value thereof not to exceed $100,000,000 at any time outstanding;

                (ii) in the case of the Borrower, Debt owed to a wholly-owned Subsidiary of the Borrower, provided that (x) such Debt is subordinated to any Debt of the Borrower under the Loan Documents on the terms and conditions set forth in Exhibit L and (y) if such Debt is owed to a Collateral Grantor (1) such Debt shall constitute Pledged Debt, and (2) if evidenced by promissory notes, in form and substance satisfactory to the Administrative Agent, such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Administrative Agent pursuant to the terms of the Security Agreement;

                (iii) in the case of any of the Subsidiaries of the Borrower (other than Captain D's Properties or Captain D's Realty) Debt owed to the Borrower or to a wholly-owned Subsidiary of the Borrower; provided that (x) such Debt is subordinated to any Debt of such Subsidiary under the Loan Documents on the terms and conditions set forth in Exhibit L, and (y) if such Debt is owed to a Collateral Grantor, (1) such Debt shall constitute Pledged Debt, and (2) if evidenced by promissory notes, in form and substance satisfactory to the Administrative Agent, such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Administrative Agent pursuant to the terms of the Security Agreement;

                (iv) in the case of the Borrower and any of its Subsidiaries (other than Captain D's Properties or Captain D's Realty);

                         (A) Debt under the Loan Documents,

                         (B) Debt secured by Liens permitted by Section
                5.02(a)(iv) not to exceed in the aggregate $3,000,000 at any time outstanding,

                         (C) (i) Capitalized Leases (other than those permitted by subclause (ii) of this clause (C) and those permitted by clause (E) below) not to exceed in the aggregate $15,000,000 at any time outstanding, (ii) Capitalized Leases in connection with the Captain D's Lease Program not to exceed in the aggregate $5,000,000 in any Fiscal Year plus, in any Fiscal Year ending in 2000 or thereafter, an amount up to $5,000,000 equal to the excess (if any) of the amount of Capitalized Leases permitted to be incurred in the immediately preceding Fiscal Year in connection with the Captain D's Lease Program over the aggregate amount of Capitalized Leases in connection with the Captain D's Lease Program actually incurred in the immediately preceding Fiscal Year, and (iii) in the case of

                Capitalized Leases to which any Subsidiary of the Borrower is a party, Debt of the Borrower of the type described in clause
                (i) of the definition of "Debt" guaranteeing the Obligations of such Subsidiary under the Capitalized Leases permitted under this clause (C),

                         (D) unsecured Debt incurred in the ordinary course
                of business for the deferred purchase price of property or services, maturing within one year from the date created, and aggregating, on a Consolidated basis, not more than $2,000,000 at any one time outstanding,

                         (E) the Surviving Debt, and any Debt extending the
                maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt, provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents and provided further that the principal amount of such Surviving Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

                         (F) Contingent Obligations of the Borrower or any of
                its Subsidiaries in an amount not to exceed $5,000,000; provided that such Contingent Obligations are unsecured,

                         (G) Debt arising in connection with the
                Restructuring and described on Schedule 5.02(b),

                         (H) Debt under the Master Leases,

                         (I) endorsement of negotiable instruments for
                deposit or collection or similar transactions in the ordinary course of business,

                         (J) (i) preferred stock and (ii) subordinated debt
                in an amount not to exceed $5,000,000, in each case to finance research and development expenditures of the Borrower; provided no Default or Event of Default exists immediately before or after giving effect to the issuance thereof.

                (v) in the case of the Borrower, Debt in respect of letters of credit in an aggregate amount not to exceed $10,000,000 at any time outstanding.

                (vi) in the case of the Borrower, Debt in respect of indemnification obligations of the Borrower in connection with bonds and letters of credit related to self insurance and insurance programs and policies of the Borrower, Shoney's and their respective Subsidiaries and Affiliates ("Contingent Insurance Obligations"); provided that agreements entered into in respect of Contingent Insurance Obligations will be on a joint and several basis among the Borrower, Shoney's and their respective Subsidiaries and Affiliates.

                (vii) in the case of Captain D's Realty, secured Debt up to the aggregate principal amount of the Term C Advances then outstanding so long as the proceeds of such Debt is used to prepay the Term C Facility.

        (c) Lease Obligations. (i) Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee for the rental or hire of real or personal property of any kind under leases or agreements to lease (excluding Capitalized Leases) having an original term of one year or more that would cause the direct and contingent liabilities of the Borrower and its Subsidiaries, on a Consolidated basis, in respect of all such obligations to exceed $10,000,000 payable in any period of 12 consecutive months or (ii) amend, modify or assign, or permit any Subsidiary to amend, modify or assign, any Master Lease other than any amendment or modification of such Master Lease that is solely for the purpose of subjecting (in the ordinary course of business) additional real property to such Master Lease or terminating (in the ordinary course of business) the provisions of such Master Lease as they relate to a specific piece of real property.

        (d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower (other than Captain D's Properties or Captain D's Realty) may merge into or consolidate with any other Subsidiary of the Borrower provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly-owned Subsidiary of the Borrower, (ii) any of the Borrower's Subsidiaries may merge into the Borrower, and (iii) the Borrower and its Subsidiaries may consummate the Restructuring on terms and conditions consistent with those described in the Information Memorandum and otherwise satisfactory to the Lender Parties.

        (e) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

                (i) sales of Inventory in the ordinary course of its business,

                (ii) (A) the transfer of real property by the Borrower to Captain D's Properties on terms satisfactory to the Lender Parties,
        (B) the lease of the real property owned by Captain D's Properties to the Borrower, in each case pursuant to the Master Lease (C) the transfer of the leasehold interests by the Borrower to Captain D's Realty, (D) the transfer of intellectual property by the Borrower to a newly created wholly-owned Subsidiary of the Borrower (the "IP Subsidiary"); provided the IP Subsidiary satisfies the requirements of Section 5.02(f)(i)(x) and becomes a grantor under the IP Security Agreement and (E) the transfer of intellectual property related to the "Shoney's" business by the Borrower to Shoney's; provided that such transfer shall occur within 10 Business Days of the Closing Date.

                (iii) in a transaction authorized by subsection (d) of this Section,

                (iv) sales of assets for cash and for fair value (as determined by (x) in the case of a sale for cash consideration of less than or equal to $2,000,000, a person authorized by the Borrower's board of directors and (y) in all other cases, the Borrower's board of directors) in an aggregate amount not to exceed $10,000,000 (excluding sales made under the Captain D's Lease Program) in any Fiscal Year,

                (v) so long as no Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction which would be permitted under the provisions of clause
        (iv) above,

                (vi) leases to current or future franchisees of the Borrower on terms consistent with prudent business practice,

                (vii) leases or subleases of properties with an aggregate value (which value shall be the appraised value, if appraised, or cost) not to exceed $10,000,000 (excluding properties currently being leased or subleased and leases entered into pursuant to the Captain D's Lease Program), in each case on terms consistent with prudent business practice,

                (viii) the transfer of real property not used by the Borrower or its Subsidiaries in connection with the operation of its business to Shoney's or any of its Affiliates,

                (ix) the transfer of real property with a fair market value of not more than $10 million from Captain D's Properties to Captain D's Realty solely in connection with the Debt permitted pursuant to Section 5.02(b)(vii), provided that in the case of sales of assets pursuant to clause (iv) above, the Borrower shall, (except as provided in Section 2.06(b)(ii)) within five Business Days following receipt by the Borrower or any of its Subsidiaries of the Net Cash Proceeds from such sale, prepay the Advances pursuant to, and in the amount and order of priority set forth in, Section 2.06(b)(ii), as specified therein.

        (f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

                (i) Investments by the Borrower and its Subsidiaries in their Subsidiaries (other than any Foreign Subsidiary), provided that, with respect to Investments in any newly acquired or created wholly-owned Domestic Subsidiary, such Subsidiary (x) shall become an additional grantor pursuant to the terms of the Security Agreement and shall become a Subsidiary Guarantor pursuant to the terms of the Subsidiary Guaranty and (y) shall engage in a business similar to that engaged in by the Borrower and its Subsidiaries on the date hereof;

                (ii) loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $300,000 at any time outstanding;

                (iii) Investments by the Borrower in Captain D's Properties or Captain D's Realty consisting of the transfer of real property and leasehold interests on terms satisfactory to the Lender Parties;

                (iv) Investments by the Borrower and its Subsidiaries in Cash Equivalents;

                (v) Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(i);

                (vi) Investments consisting of intercompany Debt permitted under Section 5.02(b)(ii) and (b)(iii);

                (vii) Investments existing on the date hereof and described on Schedule 4.01(kk) hereto;

                (viii) other Investments in an aggregate amount invested not to exceed $2,000,000; provided that with respect to Investments made under this clause (viii): (1) any newly acquired or created Subsidiary of the Borrower or any of its Subsidiaries shall be a wholly-owned Domestic Subsidiary thereof; (2) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom; (3) any business acquired or invested in pursuant to this clause (vii) shall be in a similar line of business as the business of the Borrower or any of its Subsidiaries; and (4) such Subsidiary shall become an additional grantor pursuant to the terms of the Security Agreement and shall become a Subsidiary Guarantor pursuant to the terms of the Subsidiary Guaranty; and

                (ix) Investments constituting non-cash proceeds of asset sales to the extent permitted by Section 5.02(e)(viii).

        (g) Dividends, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests, now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any Equity Interests or accept capital contributions, or permit any of its Subsidiaries to do any of the foregoing or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower or issue or sell any Equity Interests therein, except that, so long as no Default shall have occurred and be continuing at the time of any action described in clauses (i) through
(iii) below or would result therefrom, (i) the Borrower may (A) declare and pay dividends and distributions payable only in common stock of the Borrower,
(B) declare and pay a dividend to its parent from the proceeds of the Facility in the amount necessary to consummate the Restructuring; provided the aggregate unused principal amount of the Working Capital Facility (including drawn and undrawn amounts under outstanding Letters of Credit) is at least $5,000,000 immediately after payment of such dividend, (C) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Advances pursuant to Section 2.06(b), purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights, and (D) declare and pay cash dividends to the Parent on and after the date on which the Administrative Agent receives the audited financial statements of the Borrower for the 2001 Fiscal Year in an amount equal to 50% of the Excess Cashflow for such Fiscal Year, (ii) any Subsidiary of the Borrower may (A) declare and pay cash dividends to the Borrower and (B) declare and pay cash dividends to any other wholly-owned Subsidiary of the Borrower of which it is a Subsidiary, (iii) the Borrower may issue (A) rights or options to acquire capital stock of the Borrower pursuant to employee stock purchase plans, director or employee option plans and other employee benefit plans and (B) common stock upon the exercise of options issued under, or pursuant to, employee stock purchase plans, director or employee option plans and other employee benefit plans and
(iv) the Borrower may consummate the Permitted Reorganization.

        (h) Change in Nature of Business. Except as contemplated by the Transaction, make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

        (i) Charter Amendments; Related Documents. (i) Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or certificate of formation or bylaws or operating agreement, in each case, as applicable, if such amendment would have a Material Adverse Effect; or

                (ii) Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any material respect any term or condition of any material Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing.

        (j) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles or (ii) the Fiscal Year.

        (k) Prepayments, Etc. of Debt. (i) Prepay, redeem, purchase, convert, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, other than (A) the prepayment of the Advances in accordance with the terms of this Agreement, (B) regularly scheduled or required repayments or redemptions of Surviving Debt or other Debt permitted hereby and (C) the conversion of subordinated debt in accordance with its terms, or
(ii) amend, modify or change in any manner any term or condition of any Surviving Debt or subordinated debt, or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Debt payable to the Borrower.

        (l) Ownership Change. Take, or permit any of its Subsidiaries to take, any action that would result in an "ownership change" (as defined in Section 382 of the Internal Revenue Code) with respect to the Borrower or any of its Subsidiaries or the application of the "separate return limitation year" or "consolidated return change of ownership" limitations under the Federal income tax consolidated return regulations with respect to the Borrower or any of its Subsidiaries.

        (m) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Secured Parties or
(ii) in connection with (A) any Surviving Debt or (B) any Debt permitted by
Section 5.02(b)(iv)(B) hereof.

        (n) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

        (o) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions (including, without limitation, take-or-pay contracts), except for Hedge Agreements permitted under Section 5.02(b).

        (p) Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Borrower and its Subsidiaries to exceed (i) $6,500,000 for the period commencing on the Closing Date through October 29, 2000 and (ii) in any Fiscal Year thereafter, $15,000,000 plus 50% of the unused portion of such permitted Capital Expenditures carried over from the prior Fiscal Year; provided, however, that the foregoing calculation of Capital Expenditures made by the Borrower and its Subsidiaries in any Fiscal Year shall exclude any Capital Expenditures made in such Fiscal Year in connection with the Captain D's Lease Program not to exceed $10,000,000 in any Fiscal Year or $40,000,000 in aggregate.

        (q) Franchise Agreements. Will not permit, at any time, any of its Subsidiaries to, (a) terminate or alter any of the material terms and conditions of any of the franchise agreements pursuant to which the Borrower or any such Subsidiary is the franchisor in such a way so as to (i) prohibit the assignment by the franchisor (by way of collateral security) of all of its rights and benefits in the franchise agreements or (ii) significantly reduce the aggregate royalty fees or advertising fees payable by the franchisees and (b) enter into any franchise agreements which would not permit the assignment by the franchisor (by way of collateral security) of all of its rights and benefits in such franchise agreements or which would contain fee arrangements which are materially less beneficial, in the aggregate, to the Borrower and its Subsidiaries than the fee arrangements contained in existing franchise agreements of the Borrower and its Subsidiaries.

        (r) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any of its Subsidiaries (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents and (ii) any agreement or instrument evidencing Surviving Debt as in effect on the date hereof.

        SECTION 5.03. Reporting Requirements. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Lender Parties and the Administrative Agent:

        (a) Notice of Default or Material Adverse Effect. (i) Within two Business Days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer or principal financial officer of the Borrower setting forth details of such Default or such event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto, (ii) prior to the consummation of the Permitted Reorganization on terms satisfactory to the Lender Parties, within two Business Days after the occurrence of any default or event of default under any agreement or instrument relating to any Debt of Shoney's, written notice of such default or event of default, and (iii) within five Business Days after the occurrence of a default or event of default under any agreement or instrument relating to any Debt of Shoney's in a principal amount of at least $5,000,000, which default or event of default, with notice or the passage of time, will cause or permit the holder thereof to cause, such Debt to mature prior to the stated maturity thereof, a statement of the chief financial officer or principal financial officer of the Borrower setting forth details of such default or such event of default and the action that Shoney's has taken and proposes to take with respect thereto;

        (b) Monthly Financials. Within 30 days after the end of each fiscal accounting period, such financial statements and in such form as is mutually agreed by the Borrower and the Administrative Agent, of the Borrower and its Subsidiaries duly certified by an authorized financial officer of the Borrower.

        (c) Quarterly Financials. Within 50 days after the end of each of the first three fiscal quarters of each Fiscal Year, Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and Consolidated statements of income and cash flow of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and cash flow of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the corporate controller or chief financial officer or principal financial officer of the Borrower as having been prepared in accordance with GAAP, together with (i) management's discussion and analysis of the results of operations of the Borrower and its Subsidiaries for such period, (ii) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (iii) a schedule in form satisfactory to the Administrative Agent of the computations used by the

Borrower in determining compliance with the covenants contained in Sections 5.04(a) through (d), provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

        (d) Annual Financials. Within 95 days after the end of each Fiscal Year, a copy of the annual report, if any, for such year for the Borrower and its Subsidiaries, and a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, together with management's discussion and analysis of the results of operations of the Borrower and its Subsidiaries for such period, accompanied by an opinion acceptable to the Required Lenders of Ernst & Young or other independent public accountants of recognized standing acceptable to the Administrative Agent, together with (i) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default of a financial nature under Section 5.02(a), 5.02(b), 5.02(f), 5.02(p) or 5.04 has occurred and is continuing, or if, in the opinion of such accounting firm, a Default of a financial nature under Section 5.02(a), 5.02(b), 5.02(f), 5.02(p) or 5.04 has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Sections 5.04(a) through (d), provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP and (iii) a certificate of the corporate controller, chief financial officer or principal financial officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

        (e) Annual Forecasts. As soon as available and in any event no later than 30 days after the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the Fiscal Year following such Fiscal Year then ended and on an annual basis for each Fiscal Year thereafter until the Termination Date.

        (f) ERISA Events and ERISA Reports. Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer or principal financial officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (ii) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

        (g) Plan Terminations; Plan Annual Reports; Multiemployer Plan Notices. (i) Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan,

                (ii) Promptly upon the request of the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan, and

                (iii) Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning
        (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B); provided, however, that the notice under this clause (iii) is required to be given only if the event or circumstance identified in such notice, when aggregated with any other events or circumstances required to be reported under Section 5.03(f) and (g) could reasonably be expected to result in a Material Adverse Effect.

        (h) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(i), and promptly after the occurrence thereof, notice of any adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 3.01(e). For purposes of this subclause (h), any litigation, arbitration, or governmental investigation or proceeding which involves a damage claim of $500,000 or less need not be the subject of any such notice unless it is one of a series of claims arising out of the same set of facts or circumstances which, in the aggregate, exceed $2,000,000.

        (i) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange, in each case excluding the exhibits thereto unless requested by the Administrative Agent.

        (j) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of the securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender Parties or the Administrative Agent pursuant to any other clause of this Section 5.03.

        (k) Agreement Notices. Promptly upon receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Related Document or indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event, in each case that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect.

        (l) Revenue Agent Reports. Within 30 days after receipt, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the Federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Borrower is a member aggregating $2,000,000 or more.

        (m) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that (i) could reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions which would interfere with its normal use or operation.

        (n) Real Property. As soon as available and in any event within 90 days after the end of each Fiscal Year, a report supplementing Schedules 4.01(ii) and 4.01(jj) hereto, including a list of all real property disposed of by the Borrower or any of its Subsidiaries during such Fiscal Year (which list shall include the location of such real property and the Net Cash Proceeds received by the Borrower and its Subsidiaries from such disposal) and a list and description (including the street address, state, record owner, book value thereof), of all real property acquired during such Fiscal Year.

        (o) Insurance. As soon as available and in any event within 90 days after the end of each Fiscal Year, a report summarizing the insurance coverage required under the Credit Agreement (specifying type, amount and carrier) in effect for the Borrower and its Subsidiaries and containing such additional information as any Lender Party (through the Administrative Agent) may reasonably specify.

        (p) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Lender Party (through the Administrative Agent) may from time to time reasonably request.

        SECTION 5.04. Financial Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

        (a) Interest Coverage Ratio. Maintain as of the end of each fiscal quarter of the Borrower a ratio of (i) Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for the most recently completed four fiscal quarter period to (ii) Interest Expense of the Borrower and its Subsidiaries for such fiscal quarter of not less than the ratio set forth below for such fiscal quarter:



                                    91

        FISCAL QUARTER ENDING           RATIO
        -------------------------------------
        February 18, 2001           2.00:1.00
        May 13, 2001                2.25:1.00
        August 5, 2001              2.25:1.00
        October 28, 2001            2.50:1.00

        (b) Minimum Adjusted EBITDA. Maintain as of the end of the fiscal quarter of the Borrower minimum Consolidated Adjusted EBITDA of not less than the dollar amount set forth below for such fiscal quarter:


        FISCAL QUARTER ENDING           AMOUNT
        ---------------------------------------
        February 18, 2001           $34,000,000
        May 13, 2001                $34,000,000
        August 5, 2001              $34,000,000
        October 28, 2001            $35,000,000

        (c) Leverage Ratio. Maintain as of the end of each fiscal quarter of the Borrower a Leverage Ratio of not more than the ratio set forth below for such fiscal quarter:


        FISCAL QUARTER ENDING           RATIO
        -------------------------------------
        February 18, 2001           3.75:1.00
        May 13, 2001                3.75:1.00
        August 5, 2001              3.75:1.00
        October 28, 2001            3.50:1.00

        (d) Fixed Charge Coverage Ratio. Maintain as of the end of each fiscal quarter of the Borrower a ratio of (i) the sum of (A) Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for the most recently completed four fiscal quarter period less (B) the aggregate amount of all tax expense incurred (net of any tax benefit received) by the Borrower and its Subsidiaries during such four fiscal quarter period less (c) the aggregate amount of Maintenance Capital Expenditures made by the Borrower and its Subsidiaries during such four fiscal quarter period to (ii) the sum of (A) Interest Expense in respect of such fiscal quarter plus (B) the aggregate principal amount of all scheduled amortization payments made by the Borrower and its Subsidiaries during such four fiscal quarter period in respect of Debt of the Borrower and its Subsidiaries of not less than the ratio set forth below for such fiscal quarter:


        FISCAL QUARTER ENDING           RATIO
        -------------------------------------
        February 18, 2001           1.25:1.00



                                   92

        May 13, 2001                1.50:1.00
        August 5, 2001              1.50:1.00
        October 28, 2001            1.50:1.00

                               ARTICLE VI

                            EVENTS OF DEFAULT

        SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

        (a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within 3 Business Days after the same becomes due and payable; or

        (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

        (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(d) (to the extent that such covenant relates to casualty or liability insurance in respect of Collateral), (e), (g), (l), (m), (n) or (x), 5.02, 5.03 or 5.04; or

        (d) any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (A) a Responsible Officer of any Loan Party becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender Party; or

        (e) any Loan Party or any of its Subsidiaries shall, fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $5,000,000 either individually or in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

        (f) (i) any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or (iii) any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f)(ii); provided that, for purposes of this subsection (f)(ii) or
(iii) the term "Loan Party" shall include Shoney's; or

        (g) any judgment or court order for the payment of money in excess of $2,500,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or court order or (ii) there shall be any period of 30 consecutive days during which such judgment shall not have been discharged or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or court order shall not be an Event of Default under this Section 6.01(g) if and for so long as (i) the entire amount of such judgment or court order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least "A" by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of the amount of such judgment or order; or

        (h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

        (i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(l) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

        (j) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(l) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby, other than in respect of any item or items of Collateral the fair market value of which, either individually or in the aggregate, does not exceed $5,000,000; or

        (k) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of
1934), directly or indirectly, of Voting

Interests of the Borrower (or other securities convertible into such Voting Interests) representing 20% or more of the combined voting power of all Voting Interests of the Borrower; or (ii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower except for, in either case, the consummation of the Permitted Reorganization; or

        (l) the Borrower shall cease to be the record and beneficial owner of 100% of the Equity Interests in Captain D's Properties or Captain D's Realty; or

        (m) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $5,000,000; or

        (n) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $1,000,000 per annum; or

        (o) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $1,000,000;

        then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Working Capital Lender pursuant to Section 2.03(c) and Swing Line Advances by a Working Capital Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (B) by notice to each party required under the terms of any agreement in support of which a Standby Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable;

provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code,
(x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Working Capital Lender pursuant to Section 2.03(c)) and Working Capital Advances by a Working Capital Lender pursuant to Section 2.02(b) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

        SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section
6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent's office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Working Capital Lenders, as applicable, to the extent permitted by applicable law.

                               ARTICLE VII

                         THE ADMINISTRATIVE AGENT

        SECTION 7.01. Authorization and Action. (a) Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), the Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or such other Lenders as required by Section 8.01, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. To the extent permitted in the Security Agreement and the Mortgages, the Administrative Agent may release any assets permitted to be sold, leased, transferred or otherwise disposed of pursuant to the terms hereof. The Administrative Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

        (b) The Administrative Agent shall also act as the "collateral agent" under the Loan Documents, and each Lender Party (in its capacity as a Lender and a Secured Party) hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent may from time to time in its discretion appoint any of the other Lender Party or any of the Affiliates of a Lender Party to act as its co-agent or sub-agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Administrative Agent. In this connection, the Administrative Agent, as "collateral agent", and such co-agents and sub-agents shall be entitled to the benefits of all provisions of this Article VII (including, without limitation, Section 7.05, as though such co-agents or sub-agents were the "collateral agent" under the Loan Documents) as if set forth in full herein with respect thereto.

        (c) The Arranger shall have no powers or discretion under this Agreement or any of the other Loan Documents other than those bestowed upon it as a co-agent or sub-agent from time to time by the Administrative Agent pursuant to subsection (b) of this Section 7.01, and each Lender Party hereby acknowledges that the Arranger has no liability under this Agreement or any of the other Loan Documents.

        SECTION 7.02. Agent's Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in
Section 8.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it with reasonable care and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan



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Document or any other instrument or document furnished pursuant thereto; and
(f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

        SECTION 7.03. Bank of America and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, Bank of America shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not the Administrative Agent; and the term "Lender Party" or "Lenders Parties" shall, unless otherwise expressly indicated, include Bank of America in its individual capacity. Bank of America and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if Bank of America were not the Administrative Agent and without any duty to account therefor to the Lender Parties.

        SECTION 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

        SECTION 7.05.  Indemnification.     Each Lender Party severally
agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender Party agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. For purposes of this Section 7.05(a), the Lender Parties' respective ratable shares of any amount shall be determined, at any time, according to the sum of (a) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (b) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate unused portions of their respective Term Commitments at such time and (d) their respective Unused Working Capital Commitments at such time; provided, that the aggregate principal amount of Swing Line Advances owing to the



                                  98

Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank shall be considered to be owed to the Working Capital Lenders ratably in accordance with their respective Working Capital Commitments. In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time, such Lender Party's Commitment with respect to the Facility under which such Defaulted Advance was required to have been made shall be considered to be unused for purposes of this Section 7.05(a) to the extent of the amount of such Defaulted Advance. The failure of any Lender Party to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender Party to the Administrative Agent as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent for such other Lender Party's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05(a) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

        (b) Each Lender Party severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender Party agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under
Section 8.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower. For purposes of this Section 7.05(b), the Lender Parties' respective ratable shares of any amount shall be determined, at any time, according to the sum of (a) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (b) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate unused portions of their respective Term Commitments at such time plus (d) their respective Unused Working Capital Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and Letter of Credit Advances owing to the Issuing Bank shall be considered to be owed to the Working Capital Lenders ratably in accordance with their respective Working Capital Commitments. The failure of any Lender Party to reimburse the Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Issuing Bank as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Issuing Bank for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Issuing Bank for such other Lender Party's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05(b) shall survive the payment in



                                  99

full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

        SECTION 7.06. Successor Agents. The Administrative Agent may resign as to any or all of the Facilities at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed as to all of the Facilities at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent as to such of the Facilities as to which the Administrative Agent has resigned or been removed. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lender Parties, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent as to all of the Facilities and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent as to less than all of the Facilities and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent as to such Facilities, other than with respect to funds, transfers and other similar aspects of the administration of borrowings under such Facilities, issuance of Letters of Credit (notwithstanding any resignation as Administrative Agent with respect to the Letter of Credit Facility) and payments by the Borrower in respect of such Facilities, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement as to such Facilities, other than as aforesaid. If within 45 days after written notice is given of the retiring Administrative Agent's resignation or removal under this Section 7.06 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Administrative Agent's resignation or removal shall become effective, (b) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.



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                              ARTICLE VIII

                              MISCELLANEOUS

        SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any Lender Party that is, at such time, a Defaulting Lender), do any of the following at any time: (i) except as provided in
Section 3.03, waive any of the conditions specified in Section 3.01 or, in the case of the Initial Extension of Credit, Section 3.02, (ii) change the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (iii) except in connection with actions permitted by Section 5.02(d), reduce or limit the obligations of any Subsidiary Guarantor under Section 1 of the Subsidiary Guaranty or release any Subsidiary Guarantor or otherwise limit a Subsidiary Guarantor's liability with respect to the Obligations owing to the Administrative Agent and the Lender Parties, (iv) except for the release of up to $10 million fair market value of real property and related assets (which real properties shall be reasonably acceptable to the Required Lenders) in connection with the Debt permitted by Section 5.02(b), release any material portion of the Collateral in any transaction or series of related transactions or permit the creation, incurrence, assumption or existence of any Lien on all or substantially all of the Collateral in any transaction or series of related transactions to secure any Obligations other than Obligations owing to the Secured Parties under the Loan Documents and other than Debt owing to any other Person, provided that, in the case of the creation, incurrence, assumption or existence of any Lien on any material portion of the Collateral to secure Debt owing to any other Person, (A) the Borrower shall, on the date such Debt shall be incurred or issued, prepay the Advances pursuant to, and in the order of priority set forth in, Section 2.06(b)(ii) in an aggregate principal amount equal to the amount of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries to the extent required to do so under Section 2.06(b)(ii), (B) such Lien shall be subordinated to the Liens created under the Loan Documents on terms acceptable to the Required Lenders and (C) the Required Lenders shall otherwise permit the creation, incurrence, assumption or existence of such Lien and, to the extent not otherwise permitted under Section 5.02(b), of such Debt or (v) amend this Section 8.01, (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that has a Commitment under either Term Facility or Working Capital Facility if affected by such amendment, waiver or consent, (i) increase the Commitments of such Lender or subject such Lender to any additional obligations, (ii) reduce the principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender,
(iii) postpone any date fixed for any payment of principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender (including, without limitation, the scheduled amortization payments set forth in Section 2.04) or (iv) waive, amend or change the order of application of any prepayment set forth in Section 2.06 in any manner that materially affects such Lender; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or the Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the Issuing Bank, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents and (c) without the consent of the Supermajority Lenders, no amendment, waiver or consent shall (i) permit the creation, incurrence, assumption or existence of any Lien on any of the Collateral in any transaction or series of related transactions to secure Obligations in respect of any Debt (including the Term C Facility) on a pari passu basis with all other Obligations owing to the Secured Parties under the Loan Documents, (ii) permit the release of any Collateral (other than (x) in the ordinary course of business and (y) the release of up to $10 million fair market value of real property and related assets (which real properties shall be reasonably acceptable to the Required Lenders) in connection with the Debt permitted by Section 5.02(b)) which secures the Working Capital Facility and the Term B Facility or (iii) increase the aggregate amount of the Working Capital Facility and the Term B Facility above the aggregate amount of $105,000,000.

        SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered, if to the Borrower, at its address at 1727 Elm Hill Pike, Nashville, Tennessee 37210 (Telecopier No.: (615) 231-2739, Attention: F.
E. McDaniel, Jr.; if to any Initial Lender or the Initial Issuing Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; and if to the Administrative Agent, at its address at 101 North Tryon Street, Independence Center, Charlotte, NC 28255, Attention: Corporate Credit Services, Ref: Captain D's; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied or telexed, be effective three days after being deposited in the mails, or, if sent by overnight courier, on the first Business Day following the day of delivery to the overnight courier, or when delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

        SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.
The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        SECTION 8.04. Costs, Expenses. (a) The Borrower agrees to pay on demand (i) all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto, with respect to advising the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all reasonable costs and expenses of the Administrative Agent and the Lender Parties in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

        (b) The Borrower agrees to indemnify, defend and save and hold harmless the Administrative Agent, the Arranger, each Lender Party and each of their Affiliates and their officers, directors, trustees, employees, agents and advisors (each, an "Indemnified Party") from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, settlement or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents, the Transaction or any of the transactions contemplated thereby, or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation, settlement or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation, settlement or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction or the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim against any Indemnified Party on any theory of liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any of its Subsidiaries or Affiliates or to any security holders or creditors of the Borrower or any of its Subsidiaries arising out of, related to or in connection with the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, or the Transaction or the transactions contemplated under the Transaction Documents, except for direct, as opposed to consequential, damages determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

        (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07, or if such Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

        (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

        (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this
Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

        SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. The Administrative Agent and each Lender Party agrees promptly to notify the Borrower after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender Party and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent, such Lender Party and their respective Affiliates may have.

        SECTION 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

        SECTION 8.07. Assignments and Participations. (a). Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more of the Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or any Approved Fund of any Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, unless otherwise agreed by the Administrative Agent and the Borrower, (iii) each such assignment shall be to an Eligible Assignee, (iv) no such assignments shall be permitted without the consent of the Administrative Agent (which consent shall not be unreasonably withheld) until the earlier of (A) 30 Business Days following the Closing Date and (B) the date on which the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed, and (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500.

        (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (y) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 8.04 (and other similar provisions of the other Loan Documents that are specified under the terms of such other Loan Documents to survive the payment in full of the Obligations of the Loan Parties under or in respect of the Loan Documents) to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender's or Issuing Bank's rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

        (c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows:
(i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

        (d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment of, and principal amount of the Advances owing to, each Lender Party from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

        (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information (the "Ownership Information") contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Any transfer of an ownership interest in any Advance, including any right to principal or interest payable with respect to the Advance, shall be subject to and conditioned upon the due recordation of such transfer and the Ownership Information with respect to the transferee in the Register and such transfer shall be effective only upon such recordation (and not prior thereto). In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1, A-2 or A-3 hereto, as the case may be.

        (f) The Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

        (g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party's obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, and (iv) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or release any of the Subsidiary Guarantors from any of their Obligations under the Loan Documents.

        (h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

        (i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may (without the consent of the Administrative Agent or the Borrower) at any time (i) create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, or (ii) pledge its interest in all or any portion of its rights under this Agreement to its trustee in support of its obligations to such trustee.

        SECTION 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an originally executed counterpart of this Agreement.

        SECTION 8.09. No Liability of the Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or
(ii) the Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

        SECTION 8.10. Confidentiality. Neither the Administrative Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Administrative Agent's or such Lender Party's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating such Lender Party, and (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party.

        SECTION 8.11. Termination of Voting Trust Agreement. It is hereby agreed by the parties hereto that in the event of a Permitted Reorganization the Voting Trust Agreement shall be terminated in the event that (i) the Borrower shall have become a wholly-owned Subsidiary of a newly formed holding company (the "Parent") and (ii) the Parent does not hold any Equity Interests in Shoney's, Inc. or any of its Affiliates (other than the Borrower).

        SECTION 8.12. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

        (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        SECTION 8.13. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

        SECTION 8.14. Waiver of Jury Trial. Each of the Borrower, the Administrative Agent and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances, the Letters of Credit or the actions of the Administrative Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.




        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                 CAPTAIN D'S, INC.

                                 By /s/ F.E. McDaniel, Jr.
                                   --------------------------------
                                         Title:

                                 BANK OF AMERICA, N.A., as
                                 Administrative Agent


                                 By /s/
                                   ---------------------------------
                                         Title:  Attorney in Fact

                                 BANC OF AMERICA SECURITIES LLC,
                                 as Arranger

                                 By /s/
                                   ---------------------------------
                                         Title: Managing Director

                         INITIAL ISSUING BANK

                                 BANK OF AMERICA, N.A.,
                                 as Initial Issuing Bank

                                 By /s/
                                   ---------------------------------
                                         Title:  Attorney in Fact

                         SWING LINE BANK

                                 BANK OF AMERICA, N.A.,
                                 as Swing Line Bank

                                 By /s/
                                   ---------------------------------
                                         Title: Attorney in Fact


                         INITIAL LENDERS

                                 BANK OF AMERICA, N.A.

                                 By /s/
                                   --------------------------------
                                         Title:  Attorney in Fact
                                 MORGAN STANLEY DEAN WITTER

                                 PRIME INCOME TRUST


                                 By
                                   --------------------------------
                                         Title:


                                 VAN KAMPEN SENIOR
                                 INCOME TRUST
                                 By:  Van Kampen Investment
                                 Advisory Corp

                                 By /s/ Darvin D. Pierce
                                   --------------------------------
                                         Title:  Darvin D. Pierce
                                                 Vice President


                                 VAN KAMPEN SENIOR
                                 FLOATING RATE FUND
                                 By:  Van Kampen Investment
                                 Advisory Corp

                                 By /s/ Darvin D. Pierce
                                   --------------------------------
                                         Title:  Darvin D. Pierce
                                                 Vice President


                                 VAN KAMPEN PRIME RATE
                                 INCOME TRUST
                                 By: Van Kampen Investment
                                 Advisory Corp


                                 By /s/ Darvin D. Pierce
                                   --------------------------------
                                         Title:  Darvin D. Pierce
                                                 Vice President


                                 CYPRESSTREE INVESTMENT
                                 MANAGEMENT COMPANY, INC.
                                 As: Attorney-in-Fact and on behalf of First
                                 Allmerica Financial Life Insurance
                                 Company as Portfolio Manager


                                 By /s/ P. Jeffrey Hunt
                                   --------------------------------
                                         Name:   P. Jeffrey Hunt
                                         Title:  Principal


                                 NORTH AMERICA SENIOR FLOATING
                                 RATE FUND
                                 By: CypressTree Investment Management
                                 Company, Inc. as Portfolio Manager


                                 By /s/ P. Jeffrey Hunt
                                   ---------------------------------
                                         Name:   P. Jeffrey Hunt
                                         Title:  Principal


                                 KZH CYPRESSTREE-1 LLC


                                 By /s/ Peter Chin
                                   --------------------------------
                                         Name:   Peter Chin
                                         Title:  Authorized Agent


                                 KZH STERLING LLC


                                 By /s/ Peter Chin
                                   -------------------------------
                                         Name:   Peter Chin
                                         Title:  Authorized Agent


                                 MORGAN STANLEY DEAN WITTER
                                 PRIME INCOME TRUST


                                 By /s/ Sheila A. Finnerty
                                   --------------------------------
                                      Title:  Sheila A. Finnerty
                                              Senior Vice President



            EXHIBITS AND SCHEDULES OMITTED DUE TO IMMATERIALITY.